                                                                     EXHIBIT 4.2









          ************************************************************





                         CLIENTLOGIC HOLDING CORPORATION



                          -----------------------------


                                CREDIT AGREEMENT


                            Dated as of May 25, 1999


                         ------------------------------



                         TORONTO DOMINION (TEXAS), INC.
                             as Agent and Bookrunner

                             THE BANK OF NOVA SCOTIA
                             as Documentation Agent



          ************************************************************

                                                                            Page
                                                                            ----


                                TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.


                                                                                   Page
Section 1. Definitions and Accounting Matters                                           1
        1.1     Certain Defined Terms                                                   1
        1.2     Accounting Terms and Determinations                                    16
        1.3     Classes and Types of Loans                                             16

Section 2. Commitments, Loans, Notes and Prepayments                                   17
        2.1     Loans                                                                  17
        2.2     Borrowings of Loans                                                    17
        2.3     Changes of Commitments                                                 17
        2.4     Lending Offices                                                        18
        2.5     Several Obligations; Remedies Independent                              18
        2.5.1   Notes                                                                  18
        2.6     Optional Prepayments and Conversions or Continuations of Loans         19
        2.7     Letters of Credit                                                      19
        2.8     Commitment Fee                                                         22
        2.9     Mandatory Prepayments and Reductions of Commitments                    22

Section 3. Payments of Principal and Interest                                          23
        3.1     Repayment of Loans                                                     23
        3.2     Interest                                                               24

Section 4. Payments; Pro Rata Treatment; Computations; Etc.                            24
        4.1     Payments                                                               24
        4.2     Pro Rata Treatment                                                     25
        4.3     Computations                                                           25
        4.4     Minimum Amounts                                                        25
        4.5     Certain Notices                                                        26
        4.6     Non-Receipt of Funds by the Agent                                      26
        4.7     Sharing of Payments, Etc.                                              27
        4.7.4.1 Yield Protection, Etc.                                                 28
        4.8     Additional Costs                                                       28
        4.9     Limitation on Types of Loans                                           29
        4.10    Illegality                                                             30
        4.11    Treatment of Affected Loans                                            30
        4.12    Compensation                                                           31
        4.13    Additional Costs in Respect of Letters of Credit                       31
        4.14    Replacement Lenders under Certain Circumstances                        31
        4.15    Foreign Lenders                                                        32

Section 5. Guarantee                                                                   32
        5.1     The Guarantee                                                          32
        5.2     Obligations Unconditional                                              33
        5.3     Reinstatement                                                          33
        5.4     Subrogation                                                            33
        5.5     Remedies                                                               34
        5.6     Continuing Guarantee                                                   34
        5.6.1   Rights of Contribution                                                 34
        5.7     General Limitation on Guarantee Obligations                            34

                                                                                   Page
                                                                                   ----
Section 6.  Conditions Precedent                                                     35
        6.1     Conditions for the Initial Loans                                     35
        6.2     Conditions for all Extensions of Credit                              36

Section 7.  Representations and Warranties                                           36
        7.1     Corporate Existence                                                  36
        7.2     Financial Condition                                                  36
        7.3     Litigation                                                           37
        7.4     No Breach                                                            37
        7.5     Action                                                               37
        7.6     Approvals                                                            37
        7.7     Use of Credit                                                        37
        7.8     ERISA                                                                38
        7.9     Taxes                                                                38
        7.10    Investment Company Act                                               38
        7.11    Public Utility Holding Company Act                                   38
        7.12    Environmental Matters                                                38
        7.13    Capitalization                                                       38
        7.14    True and Complete Disclosure                                         38
        7.15    Year 2000                                                            39

Section 8.  Covenants of the Company                                                 39
        8.1     Financial Statements, Etc.                                           39
        8.1     Litigation                                                           41
        8.2     Existence, Etc.                                                      41
        8.3     Insurance                                                            42
        8.3.1   Prohibition of Fundamental Changes                                   42
        8.4     Limitation on Liens                                                  44
        8.5.1   Indebtedness                                                         45
        8.6     Investments                                                          46
        8.7     Dividend Payments                                                    47
        8.8     Capital Expenditures                                                 48
        8.8.1   Lines of Business                                                    49
        8.9     Transactions with Affiliates                                         49
        8.10    Use of Proceeds                                                      49
        8.11    Total Debt to Cash Flow Ratio                                        49
        8.12    Cash Flow to Debt Service Ratio                                      49
        8.13    Cash Flow to Interest Expense Ratio                                  49
        8.13.1  Management Fee Payments                                              50
        8.14    Holding Company; Subsidiaries; Etc.                                  50

Section 9.   Events of Default                                                       50

Section 10.  The Agent                                                               53
        10.1    Appointment, Powers and Immunities                                   53
        10.2    Reliance by Agent                                                    53
        10.3    Defaults                                                             53
        10.4    Rights as a Lender                                                   54
        10.5    Indemnification                                                      54
        10.6    Non-Reliance on Agent and Other Lenders                              54
        10.7    Failure to Act                                                       54
        10.8    Resignation or Removal of Agent                                      54
        10.8.1  Consents under Other Basic Documents                                 55

Section 11.  Miscellaneous                                                           55

                                                                                     Page
                                                                                     ----
        11.1    Waiver                                                                55
        11.2    Notices                                                               55
        11.3    Expenses, Etc.                                                        55
        11.4    Amendments, Etc.                                                      56
        11.5    Successors and Assigns                                                56
        11.6    Assignments and Participations                                        56
        11.7    Survival                                                              58
        11.8    Captions                                                              58
        11.8.1  Counterparts                                                          58
        11.9    Governing Law; Submission to Jurisdiction                             58
        11.10   Waiver of Jury Trial                                                  58
        11.11   Confidentiality                                                       58


SCHEDULE 8.02 - Matters Not Disclosed in December 31, 1998 Financials
SCHEDULE 8.04 - Required Consents
SCHEDULE 8.09 - Certain Tax Matters
SCHEDULE 8.13 - Capitalization
SCHEDULE 8.15 - Year 2000 Compliance Costs
SCHEDULE 9.06(b)  - Existing Liens
SCHEDULE 9.07(b)  - Existing Indebtedness
SCHEDULE 9.08 - Existing Investments

EXHIBIT A-1       - Form of Tranche 1 Note
EXHIBIT A-2       - Form of Tranche 2 Note
EXHIBIT B         - Form of Security Agreement
EXHIBIT C - Form of Opinion of Counsel to the Obligors
EXHIBIT D - Form of Opinion of Special Counsel to TD
EXHIBIT E - Form of Borrowing Base Certificate
EXHIBIT F - Form of Assignment Agreement

     CREDIT AGREEMENT dated as of May 25, 1999 among:

          (a) CLIENTLOGIC HOLDING CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company");

          (b) Each of the Subsidiaries of the Company identified under the caption "Subsidiary Guarantors" on the signature pages hereto (together with each Subsidiary of the Company that becomes a Subsidiary Guarantor pursuant to Section 9.18(b) hereof, individually, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors", and the Subsidiary Guarantors collectively with the Company, the "Obligors");

          (c) Each of the lenders that is a signatory hereto identified under the caption "Lenders" on the signature pages hereto or that, pursuant to
     Section 12.06(b) hereof, shall become a "Lender" hereunder (individually, a "Lender" and, collectively, the "Lenders"); and

          (d) TORONTO DOMINION (TEXAS), INC., as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

     The Obligors have requested that the Lenders make extensions of credit to the Company and, to induce the Lenders to make such extensions of credit, the Obligors propose to enter into this Agreement pursuant to which the Lenders will make extensions of credit to the Company, and each Subsidiary Guarantor will guarantee the extensions of credit so made to the Company and each of the Obligors will agree to execute and deliver security agreements providing for security interests and liens to be granted by the Obligors on the Collateral (as that term is hereinafter defined) as collateral security for the obligations of the Obligors to the Lenders and the Agent hereunder. Accordingly, the parties hereto agree as follows:

     Section 1. Definitions and Accounting Matters.

     1.1. Certain Defined Terms . As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     "Additional Costs" shall have the meaning set forth in Section 5.01(a) hereof.

     "Adjusted Cash Flow" shall mean, for any period, Gross Cash Flow for such period, reduced by the excess (if any) of:

          (a) the aggregate amount of Gross Cash Flow generated by all Foreign Subsidiaries of the Company for such period, over

          (b) an amount equal to 20% of Gross Cash Flow for such period.

     "Advance Date" shall have the meaning set forth in Section 4.06 hereof.

     "Affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries; (b) none of the Subsidiaries of the Company shall be Affiliates; and (c) neither the Agent nor any Lender shall be an Affiliate.

     "Agent" shall have the meaning given to that term in the preamble to this Agreement.

     "Agreement" shall mean this Credit Agreement as amended, modified and supplemented and in effect from time to time.

     "Applicable Commitment Fee Rate" shall have the meaning given to that term in Section 2.09 hereof.

     "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

     "Applicable Margin" shall mean, for each Type of Tranche 1 Loan and Tranche 2 Loan, the rate calculated by reference to the Total Debt to Cash Flow Ratio as at the last day of the most recently ended fiscal quarter of the Company (an "Applicable Margin Testing Date"), which if such Total Debt to Cash Flow Ratio shall fall within any of the ranges set forth (i) in the Schedule A below, then, the "Applicable Margin" for each such Type of Tranche 1 Loan shall be the respective percentage per annum set forth opposite such range in Schedule A and
(ii) in the Schedule B below, then, the "Applicable Margin" for each such Type of Tranche 2 Loan shall be the respective percentage per annum set forth opposite such range in Schedule B below, in either case during the period commencing on the Margin Change Date for such Applicable Margin Testing Date to but not including the Margin Change Date for the next succeeding Applicable Margin Testing Date (except that notwithstanding the foregoing, the Applicable Margin for any Type of Loan shall not be reduced for any period during which an Event of Default shall have occurred and be continuing):

                       Schedule A - Tranche 1 Loans
                       ----------------------------
Total Debt to Cash Flow Ratio      Eurodollar Loans       Base Rate Loans
-----------------------------      ----------------       ---------------
           3.00 to 1                     1.0%                   zero
           4.00 to 1                     1.5%                   0.5%
           5.00 to 1                     2.0%                   1.0%
         > 5.00 to 1                     2.5%                   1.5%


                       Schedule B - Tranche 2 Loans
                       ----------------------------
Total Debt to Cash Flow Ratio      Eurodollar Loans       Base Rate Loans
-----------------------------      ----------------       ---------------
           3.00 to 1                     1.5%                   0.5%
           4.00 to 1                     2.0%                   1.0%
           5.00 to 1                     2.5%                   1.5%
         > 5.00 to 1                     3.0%                   2.0%

     "Bankruptcy Code" shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

     "Base Rate" shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect as of the opening of business on the date on which such change in the Base Rate became effective.

     "Base Rate Loans" shall mean Loans that bear interest at rates based upon the Base Rate.

     "Basic Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Documents and the Security Documents.

     "Basle Accord" shall have the meaning given to such term in Section 5.01(c) hereof.

     "Borrowing Base" shall mean, as at any date, 75% of the aggregate amount of Eligible Receivables.

     "Borrowing Base Certificate" shall mean a certificate of a Responsible Officer of the Company, substantially in the form of Exhibit E hereto, and appropriately completed.

     "Business Day" shall mean (a) any day on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to the giving of notices in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Expenditures" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals and improvements, but excluding replacements and repairs to the extent expensed in accordance with GAAP) during such period computed in accordance with GAAP.

     "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Cash Flow to Interest Expense Ratio" shall mean, as at any date for the calculation thereof, the ratio of:

          (a) for the following calculation dates:

               (i) March 31, 1999, the product of (A) Adjusted Cash Flow for the period of two consecutive fiscal quarters ending on March 31, 1999 multiplied by (B) 2;

               (ii) June 30, 1999, the product of (A) Adjusted Cash Flow for the period of three consecutive fiscal quarters ending on June 30, 1999 multiplied by (B) 4/3; and

               (iii) for any calculation date thereafter, Adjusted Cash Flow for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date; to

          (b) Interest Expense for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such calculation date.

     "Cash Flow to Debt Service Ratio" shall mean, as at any date of the calculation thereof, the ratio of:

          (a) for the following calculation dates:

               (i) March 31, 1999, the product of (A) Adjusted Cash Flow for the period of two consecutive fiscal quarters ending March 31, 1999 multiplied by (B) 2;

               (ii) June 30, 1999, the product of (A) Adjusted Cash Flow for the period of three consecutive fiscal quarters ending June 30, 1999 multiplied by (B) 4/3; and

               (iii) for any calculation date thereafter, Adjusted Cash Flow for the four consecutive fiscal quarters ending on, or most recently ended prior to, such date; to

          (b) Prospective Debt Service for such calculation date.

     "Class" shall have the meaning given to that term in Section 1.03 hereof.

     "Closing Date" shall mean the date upon which the initial Loans hereunder are made.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall have the meaning given to that term in the Security Agreement.

     "Collateral Account" shall have the meaning given to that term in the Security Agreement.

     "Commitment Fee Testing Date" shall have the meaning given to that term in
Section 2.09 hereof.

     "Commitment Percentage" shall mean, with respect to any Tranche 2 Lender, the ratio of (a) the amount of the Tranche 2 Commitment of such Lender to (b) the aggregate amount of the Tranche 2 Commitments of all of the Tranche 2 Lenders.

     "Commitments" shall mean the Tranche 1 Commitments and the Tranche 2 Commitments.

     "Company" shall have the meaning given to that term in the preamble to this Agreement.

     "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.07 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

     "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.07 hereof of one Type of Loans into another Type of Loans.

     "CRI Earn-out" shall mean, as at any time, the present value of the outstanding amount of the deferred purchase price payable by LCS Industries, Inc. under the Agreement of Purchase and Stock Sale dated April 1, 1993 (as amended), as such amount may be reduced from time to time pursuant to the terms of said Agreement.

     "Debt for Borrowed Money" shall mean, for any Person: (a) obligations created, issued, assumed or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person, and including, without limitation, all obligations evidenced by a note, bond, debenture or other similar instrument); and (b) Capital Lease Obligations of such Person.

     "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

     "Disposition" shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) of the Company or any of its Subsidiaries to any other Person, provided that any transfer of the $805,411 promissory note of Life Cycle Systems, Inc. to Softbank Holdings, Inc. as a working capital adjustment shall not constitute a "Disposition."

     "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding dividends payable solely in shares of capital stock of the Company.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Eligible Receivables" shall mean, as at any date, the aggregate amount of all Receivables at such date payable to the Company or any Subsidiary Guarantor, other than the following (determined without duplication):

          (a) any Receivable not payable in Dollars or in Canadian dollars;

          (b) any Receivable that, at the date of issuance of the invoice therefor, was payable more than 60 days after the date of the original invoice therefor;

          (c) any Receivable owing from a Subsidiary or Affiliate of an Obligor;

          (d) any Receivable owing from an account debtor whose principal place of business is located outside of the United States of America or Canada, unless either (i) both (A) such Receivable is supported by a letter of credit from an issuer acceptable to the Agent, and (B) such letter of credit is otherwise acceptable to the Agent (the Agent to act reasonably making a such determination of acceptability, provided that such a determination by the Agent shall be prima facie evidence of reasonableness), or (ii) the Agent shall otherwise agree;

          (e) any Receivable that remains unpaid for more than 90 days after the date of issuance of the original invoice therefor;

          (f) all Receivables of any account debtor if more than 35% of the aggregate amount of the Receivables owing from such account debtor shall at the time have remained unpaid for more than 90 days after the date of the original invoice therefor;

          (g) Receivables owing from any account debtor if the Receivables owing from such account debtor and its Affiliates at the time exceed 15% of all Receivables then payable to the Obligors (but only to the extent of such excess);

          (h) any Receivable owing from an account debtor that the Agent have notified the Company (at least ten Business Days prior to such date) does not have a satisfactory credit standing (the Agent to act reasonably in making such a determination of creditworthiness, provided that such a determination by the Agent shall be prima facie evidence of reasonableness);

          (i) any Receivable as to which there is any unresolved dispute with the respective account debtor (but only to the extent of the amount thereof in dispute);

          (j) any Receivable evidenced by an Instrument (as that term is defined in the Security Agreement) not in the possession of the Agent;

          (k) any Receivable representing an obligation for goods sold on consignment, approval or a sale-or-return basis or subject to any other repurchase or return arrangement (other than the Obligors' customary return arrangements);

          (l) any Receivable owing by (x) the United States of America, any State thereof, or any agency or instrumentality of any thereof, unless in the case of a Receivable owing by the United States of America or any agency or instrumentality thereof, the Agent's security interest in such Receivable has been duly perfected under the Assignment of Claims Act of 1940, or (y) the federal government of Canada, unless the Agent's security interest in such Receivable has been duly perfected under the Canadian Financial Administration Act;

          (m) any Receivable as to which the Agent does not have a first priority perfected Lien under the Security Agreement, and

          (n) any Receivable payable in respect of List Brokerage Services.

     "Environmental Claim" shall mean, with respect to any Person, any written notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Laws" shall mean, to the extent applicable, any and all present and future federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

     "Equipment" shall have the meaning given to that term in the Security Agreement.

     "Equity Rights" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Company is a member.

     "Eurodollar Loans" shall mean Loans that bear interest at rates based on the Eurodollar Rate.

     "Eurodollar Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period therefor, a rate per annum determined by the Agent to be equal to:

          (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period on Dow Jones Telerate Service Page 3750 as the London interbank offered rate for Dollar deposits having a term comparable to such Interest Period and in an amount equal to or greater than $1,000,000, divided by

          (b) 1 minus the Reserve Requirement (if any) for such Eurodollar Loan for such Interest Period.

     "Event of Default" shall have the meaning given to that term in Section 10 hereof.

     "Excess Cash Flow" shall mean, for any period, the sum of the following for the Company and its Subsidiaries:

          (a) the sum of (i) Gross Cash Flow for such period plus (ii) decreases in working capital for such period, minus

          (b) the sum of the following:

               (i) Capital Expenditures made during such period, plus

               (ii) Retrospective Debt Service for such period, plus

               (iii) Management Fees paid during such period, plus

               (iv) taxes paid in cash during such period, plus

               (v) increases in working capital during such period.

For purposes of this definition, "working capital" shall have the meaning given to that term by GAAP, but shall not include (x) any of the Loans, (y) any current maturities of long-term debt or (z) any cash balances.

     "Excess Funding Subsidiary Guarantor" shall have the meaning given to that term in Section 6.07 hereof.

     "Excess Payment" shall have the meaning given to that term in Section 6.07 hereof.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of the rates quoted to the Agent by three federal funds brokers of recognized standing selected by it.

     "Foreign Subsidiary" shall have the meaning given to that term in Section 9.18(b) hereof.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "Global Tax Restructuring" shall mean one or more transactions entered into by the Company and one or more of its Subsidiaries which may involve creating new Subsidiaries of the Company, changing the jurisdiction of the Company or of a Subsidiary of the Company from one State to another State, and changing the form of the Company or of a Subsidiary from a corporation to any other Person, so long as such transactions are otherwise permitted under Section 9.05 or do not in the sole opinion of the Agent, materially and adversely affect the Agent's Lien on any of the Collateral, materially and adversely affect the Agent's remedies under this Agreement and the other Basic Documents, or otherwise have a Material Adverse Effect.

     "Gross Cash Flow" shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP, and adjusted on a pro form basis as if the Company had acquired LCS and its Subsidiaries on October 1, 1998), of the following:

          (a) net operating income (calculated before taxes, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus

          (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period.

     "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

     "Guaranteed Obligations" shall have the meaning given to that term in
Section 6.01 hereof.

     "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls ("PCB's") at concentrations in excess of 50 parts per million, (b) any chemicals or other materials or substances that are now or hereafter become defined as "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

     "Indebtedness" shall mean, for any Person: (a) obligations created, issued, assumed or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person, and including, without limitation, all obligations evidenced by a note, bond, debenture or other similar instrument);
(b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) Redeemable Stock.

     "Interest Expense" shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest and fees paid in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, but excluding all fees payable on the Closing Date in connection with the execution and delivery of this Agreement and the other Basic Documents) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under any Interest Rate Protection Agreement during such period (whether or not actually paid or received during such period).

     "Interest Period" shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third, sixth, or, subject to availability, twelfth calendar month thereafter, as the Company may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) no Interest Period for any Loan may commence before and end after the Principal Payment Date; (b) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next preceding Business Day; and (c) notwithstanding paragraphs (a) and (b) above, no Interest Period for any Loan shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

     "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

     "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding
(x) any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business and (y) payment terms granted to customers of, and in connection with, List Brokerage Services not exceeding 140 days); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the acquisition by such Person of all or substantially all of the Property of another Person, or of a line of business of another Person; or
(e) the entering into of any Interest Rate Protection Agreement.

     "Issuer" shall mean TD, as the issuer of Letters of Credit under Section
2.08 hereof, together with its successors and assigns in such capacity.

     "LCS" shall mean LCS Industries, Inc., a Delaware corporation.

     "Lenders" shall have the meaning given to that term in the preamble to this Agreement.

     "Letters of Credit" shall mean the letters of credit provided for in
Section 2.08 hereof.

     "Letter of Credit Documents" shall mean, collectively, any application for any Letter of Credit and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit, as the same may be modified and supplemented and in effect from time to time.

     "Letter of Credit Interest" shall mean, for each Tranche 2 Lender, such Tranche 2 Lender's participation interest (or, in the case of the Issuer, the Issuer's retained interest) in the Issuer's liability under each Letter of Credit and such Tranche 2 Lender's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with the Letters of Credit and Reimbursement Obligations.

     "Letter of Credit Liability" shall mean, without duplication, at any time, the sum of (a) the undrawn face amount of the Letters of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Company at such time due and payable in respect of all drawings made under the Letters of Credit. For purposes of this Agreement, a Tranche 2 Lender (other than the Issuer) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the Letters of Credit under
Section 2.08 hereof, and the Issuer shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Tranche 2 Lenders other than the Issuer of their participation interest under said Section 2.08.

     "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

     "List Brokerage Services" shall mean the business of selling lists prepared by third parties for a commission.

     "Loans" shall mean, collectively, the Tranche 1 Loans and the Tranche 2 Loans.

     "Majority Lenders" shall mean Lenders holding at least more than 50% of the aggregate amount of the Commitments or, if all of the Commitments shall have terminated, Lenders holding more than 50% of the sum of (a) the aggregate unpaid principal amount of the Loans plus (b) the aggregate amount of all Letter of Credit Liabilities.

     "Management Fee" shall mean any management or similar fee paid directly or indirectly by the Company or any of its Subsidiaries to any Affiliate.

     "Margin Change Date" shall mean, for any Applicable Margin Testing Date or any Commitment Fee Testing Date, the earlier of (a) the second Business Day after the date the Agent receives the Company's consolidated financial statements pursuant to Section 9.01 hereof for such Applicable Margin Testing Date or such Commitment Fee Testing Date (except that for any Applicable Margin Testing Date or Commitment Fee Testing Date that is a fiscal year end (and prior to the delivery of the audited financial statements for such fiscal year pursuant to Section 9.01(b) hereof), the Total Debt to Cash Flow Ratio may be determined on the basis of a statement delivered by the Company setting forth a calculation of the Total Debt to Cash Flow Ratio for such fiscal year, certified by a Responsible Officer of the Company (and the Applicable Margin and the Applicable Commitment Fee Rate shall be adjusted accordingly in the event that the Total Debt to Cash Flow Ratio as set forth in any such statement differs from the Total Debt to Cash Flow Ratio calculated based on such audited financial statements for such fiscal year)) and (b) the second Business Day after the date on which such financial statements are required to be delivered pursuant to said Section 9.01.

     "Margin Stock" shall mean "margin stock" within the meaning of Regulations U and X.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, and (c) the validity or enforceability of any of the provisions of the Basic Documents (including the rights and remedies of the Lenders and the Agent thereunder).

     "Multiemployer Plan" shall mean a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA.

     "Net Cash Payments" shall mean the aggregate amount of all cash payments received by the Company and its Subsidiaries directly or indirectly in connection with a Disposition of Property; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Company and its Subsidiaries in connection with such Disposition and (ii) any federal, state and local income or other taxes estimated to be payable by the Company and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant federal, state or local governmental authority within the time permitted by law) and (b) Net Cash Payments shall be net of any repayments by the Company or any of its Subsidiaries of Indebtedness to the extent that such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition.

     "Non-consenting Lender" shall have the meaning given to that term in
Section 5.07 hereof.

     "Non-funding Lender" shall have the meaning given to that term in Section
5.07 hereof.

     "Notes" shall mean, collectively, the Tranche 1 Notes and the Tranche 2 Notes.

     "Obligors" shall have the meaning given to that term in the preamble to this Agreement.

     "Onex" shall mean Onex Corporation, a Canadian corporation.

     "Onex Finance Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of May 25, 1999 between the Obligors, Onex CustomerONE Finance LLC, as lender and TD, as agent for the lender, as modified and supplemented and in effect from time to time.

     "Participant" shall have the meaning given to such term in Section 12.06(c) hereof.

     "Payor" shall have the meaning given to that term in Section 4.06 hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Acquisitions" shall mean acquisitions of all or substantially all of the capital stock or other equity interests of a Person, or all or substantially all of the assets of, or of a line of business of, a Person, so long as (a) after giving effect thereto, no Default or Event of Default shall be continuing and (b) the aggregate consideration for such acquisitions (including the amount of any Indebtedness assumed but excluding any consideration the ultimate source of which is an equity contribution made by any Person other than an Obligor) shall not exceed $15,000,000.

     "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than one year from the date of acquisition thereof; (c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than one year from the date of acquisition thereof; (d) with respect to Subsidiaries of the Company that are organized under the laws of England and Wales, direct obligations of the United Kingdom of Great Britain and Northern Ireland, or any agency thereof, or obligations guaranteed as to principal and interest by the United Kingdom, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof; (e) with respect to Subsidiaries of the Company that are organized under the laws of the Republic of Ireland, direct obligations of the Republic of Ireland, or any agency thereof, or obligations guaranteed as to principal and interest by the Republic of Ireland, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof and (f) with respect to Subsidiaries of the Company that are organized under the laws of Canada or any Province thereof, direct obligations of the federal government of Canada, or any agency thereof, or obligations guaranteed as to principal and interest by the federal government of Canada, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof.

     "Person" shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Post-Default Rate" shall mean, in respect of any principal of any Loan or any other amount under this Agreement, any Note or any other Basic Document that is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), a rate per annum equal to 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans (provided that, if the amount so in default is principal of a Eurodollar Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% plus the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition).

     "Prime Rate" shall mean the rate of interest from time to time announced by TD, New York Branch, as its prime commercial lending rate for loans to made in the United States of America and denominated in Dollars.

     "Principal Office" shall mean the principal office of TD, currently located at 909 Fannin, Suite 1700, Houston, Texas 77010.

     "Principal Payment Date" shall mean the seventh-year anniversary of the Closing Date.

     "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Pro Rata Share" shall have the meaning given to that term in Section 6.07 hereof.

     "Prospective Debt Service" shall mean, as at any date of the calculation thereof, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

          (a) the sum of all Interest Expense for the period of four consecutive fiscal quarters ending on such date, plus

          (b) all payments of principal of Debt for Borrowed Money (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations but excluding any mandatory prepayments made pursuant to Section 2.10 hereof) scheduled to be made during the period of four consecutive fiscal quarters commencing on the day next following such date.

     "Quarterly Dates" shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

     "Receivables" shall mean, as at any date, the unpaid portion of the obligation, as stated on the respective invoice, of a customer of the Company or any Subsidiary Guarantor, net of any credits, rebates or offsets owed to such customer and also net of any commission payable to third parties.

     "Redeemable Stock" shall mean, for any Person, any capital stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the Principal Payment Date.

     "Regulations A, D, U and X" shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

     "Regulatory Change" shall mean, with respect to any Lender, any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reimbursement Obligations" shall mean, at any time, the obligations of the Company then outstanding to reimburse amounts paid by the Issuer in respect of any drawings under the Letters of Credit.

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "Relevant Parties" shall have the meaning given to that term in Section 10(b) hereof.

     "Required Payment" shall have the meaning given to that term in Section
4.06 hereof.

     "Reserve Requirement" shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as that term is used in Regulation
D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Rate" in this Section
1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans. "Responsible Officer" shall mean, with respect to any Person, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, the Chief Operating Officer or any Vice President, of such Person.

     "Retrospective Debt Service" shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

          (a) all Interest Expense for such period plus

          (b) all payments of principal of Debt for Borrowed Money (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations but excluding any mandatory prepayments made pursuant to Section 2.10 hereof) scheduled to be made during such period.

     "Security Agreement" shall mean a Security Agreement substantially in the form of Exhibit B hereto between the Obligors and the Agent, as the same shall be modified and supplemented and in effect from time to time.

     "Security Documents" shall mean, collectively, the Security Agreement and all Uniform Commercial Code financing statements required by this Agreement or the Security Agreement to be filed with respect to the security interests in personal Property and fixtures created pursuant to the Security Agreement.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     "Subsidiary Dividend Payment" shall mean, with respect to any Subsidiary of the Company, dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of such Subsidiary, or any other equity or ownership interest in such Subsidiary, or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries).

     "Subsidiary Guarantor" shall have the meaning given to that term in the preamble to this Agreement.

     "TD" shall mean Toronto Dominion (Texas), Inc.

     "Total Debt to Cash Flow Ratio" shall mean, as at any date of the calculation thereof, the ratio of:

          (a) the excess of the following:

               (i) all Indebtedness of the Company and its Subsidiaries on such date (including, solely for purposes of the definition of "Applicable Margin" in this Section 1.01 and for purposes of Section 2.09 hereof, the outstanding amount of the CRI Earn-out), over

               (ii) the lesser of (x) $1,000,000 and (y) the aggregate amount of cash on hand and in bank accounts of the Company and its Subsidiaries on such date; to

          (b) for any date occurring:

               (i) on and after the Closing Date but prior to June 30, 1999, the product of (A) Adjusted Cash Flow for the period of two consecutive fiscal quarters ending March 31, 1999 multiplied by (B) 2;

               (ii) on and after June 30, 1999 but prior to September 30, 1999, the product of (A) Adjusted Cash Flow for the period of three consecutive fiscal quarters ending June 30, 1999 multiplied by (B) 4/3; and

               (iii) for any period thereafter, Adjusted Cash Flow for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date.

     "Tranche 1 Commitment" shall mean, for each Tranche 1 Lender, the obligation of such Lender to make one or more Tranche 1 Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on the signature pages hereof under the caption "Tranche 1 Commitment". The aggregate amount of the Tranche 1 Commitments on the Closing Date is $15,000,000.

     "Tranche 1 Commitment Termination Date" shall mean the seventh-year anniversary of the Closing Date.

     "Tranche 1 Lenders" shall mean (a) on the date hereof, the Lenders having Tranche 1 Commitments on the signature pages hereof and (b) thereafter, the Lenders from time to time holding Tranche 1 Loans and Tranche 1 Commitments after giving effect to any assignments thereof permitted by Section 12.06(b) hereof.

     "Tranche 1 Loans" shall mean each of the loans provided for in Section 2.01(a) hereof, which may be Base Rate Loans and/or Eurodollar Loans.

     "Tranche 1 Notes" shall mean the promissory notes provided for by Section 2.06(a) hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "Tranche 2 Commitment" shall mean, for each Tranche 2 Lender, the obligation of such Lender to make one or more Tranche 2 Loans in an aggregate principal amount up to but not exceeding the amount set opposite the name of such Lender on the signature pages hereof under the caption "Tranche 2 Commitment". The Tranche 2 Commitments shall be reduced pursuant to Section 2.03(b) hereof. The aggregate amount of the Tranche 2 Commitments on the Closing Date is $25,000,000.

     "Tranche 2 Commitment Termination Date" shall mean the seventh-year anniversary of the Closing Date.

     "Tranche 2 Commitment Reduction Dates" shall mean each of the third and fourth anniversary of the Closing Date.

     "Tranche 2 Lenders" shall mean (a) on the date hereof, the Lenders having Tranche 2 Commitments on the signature pages hereof and (b) thereafter, the Lenders from time to time holding Tranche 2 Loans and Tranche 2 Commitments after giving effect to any assignments thereof permitted by Section 12.06(b) hereof.

     "Tranche 2 Loans" shall mean each of the loans provided for in Section 2.01(b) hereof, which may be Base Rate Loans and/or Eurodollar Loans.

     "Tranche 2 Notes" shall mean the promissory notes provided for by Section 2.06(b) hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "Type" shall have the meaning given to that term in Section 1.03 hereof.

     "Wholly Owned Subsidiary" shall mean, with respect to any Person, any other Person of which all of the equity securities or other ownership interests (other than directors' qualifying or nominee shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     1.2. Accounting Terms and Determinations. For purposes of Sections 9.14,
9.15 and 9.16 hereof (and the related definitions used in those Sections), all accounting terms shall be interpreted, and all calculations made for the purpose of determining compliance with such Sections shall be made, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the December 31, 1998 financial statements referred to in Section 8.02 hereof.

     1.3. Classes and Types of Loans. Loans hereunder are distinguished by "Class" and by "Type". The "Class" of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Tranche 1 Loan or a Tranche 2 Loan, each of which constitutes a Class. The "Type" of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

     Section 2. Commitments, Loans, Notes and Prepayments.

     2.1. Loans.

          2.1.1. Tranche 1 Loans. Each Tranche 1 Lender severally agrees, on the terms and conditions of this Agreement, to make one or more Tranche 1 Loans to the Company in Dollars during the period from and including the date hereof to but not including the Tranche 1 Commitment Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Tranche 1 Commitment of such Lender as in effect from time to time. During such period the Company may borrow, repay and reborrow the amount of the Tranche 1 Commitments and may Convert Tranche 1 Loans of one Type into Tranche 1 Loans of another Type (as provided in Section 2.07 hereof) or Continue Tranche 1 Loans of one Type as Tranche 1 Loans of the same Type (as provided in Section 2.07 hereof).

          2.1.2. Tranche 2 Loans. Each Tranche 2 Lender severally agrees, on the terms and conditions of this Agreement, to make one or more Tranche 2 Loans to the Company in Dollars during the period from and including the date hereof to but not including the Tranche 2 Commitment Termination Date in an aggregate principal amount not to exceed the Tranche 2 Commitment of such Lender as in effect from time to time, provided that in no event shall the aggregate principal amount of all Tranche 2 Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceed the aggregate amount of the Tranche 2 Commitments as in effect from time to time. During such period the Company may borrow, repay and reborrow the amount of the Tranche 2 Commitments and may Convert Tranche 2 Loans of one Type into Tranche 2 Loans of another Type (as provided in Section 2.07 hereof) or Continue Tranche 2 Loans of one Type as Tranche 2 Loans of the same Type (as provided in Section 2.07 hereof).

          2.1.3. Limit on Eurodollar Loans. No more than eight separate Interest Periods in respect of Eurodollar Loans may be outstanding at any one time.

     2.2. Borrowings of Loans. The Company shall give the Agent notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing of Loans hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Agent, at an account (designated by the Agent) maintained by the Agent with TD at the Principal Office, in immediately available funds, for account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with TD at the Principal Office designated by the Company.

     2.3. Changes of Commitments.

          2.3.1. The aggregate amount of the Tranche 1 Commitments shall be automatically reduced to zero on the Tranche 1 Commitment Termination Date.

          2.3.2. The aggregate amount of the Tranche 2 Commitments shall be automatically reduced to zero on the Tranche 2 Commitment Termination Date. In addition, the aggregate amount of the Tranche 2 Commitments shall be automatically reduced on each Tranche 2 Commitment Reduction Date set forth below to the amount indicated opposite such Tranche 2 Commitment Reduction
     Date:

Tranche 2 Commitment Reduction Dates     Tranche 2 Commitment
------------------------------------     --------------------
            May 25, 2002                      12,250,000
            May 25, 2003                         zero

          2.3.3. The Company shall have the right at any time or from time to time to terminate or reduce the aggregate unused amount of the Commitments of any Class (for which purpose use of the Tranche 2 Commitment shall be deemed to include the aggregate amount of Letter of Credit Liabilities); provided that (i) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof, (ii) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 (or a larger multiple of $500,000), and (iii) the Company may terminate the Tranche 2 Commitments notwithstanding that a Letter of Credit is outstanding so long as such Letter of Credit is fully collateralized by cash in the possession of, and subject to a first priority perfected Lien (to the extent obtainable under applicable law) for the benefit of, the Issuer (whereupon such Letter of Credit shall cease to be a Letter of Credit hereunder, and the Company shall enter into appropriate documentation with the Issuer setting forth the Company's obligations with respect to such Letter of Credit).

          2.3.4. Each reduction in the aggregate amount of the Tranche 2 Commitments pursuant to paragraph (c) above on any date or pursuant to
     Section 2.10 hereof on any date shall result in an automatic and simultaneous reduction (but not below zero) in the aggregate amount of the Tranche 2 Commitments for each Tranche 2 Commitment Reduction Date (as reflected under the "Tranche 2 Commitment" column at the end of paragraph
     (b) above) after such date in an amount equal to the amount of such reduction.

          2.3.5. The Commitments once terminated or reduced may not be reinstated.

     2.4. Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

     2.5. Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. The amounts payable by the Company at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and, subject to the condition that any realization with respect to the Collateral shall require the approval of the Majority Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

     2.5.1. Notes.

          2.5.1. The Tranche 1 Loans made by each Tranche 1 Lender shall, if such Lender shall have requested the same, be evidenced by a single promissory note of the Company substantially in the form of Exhibit A-1 hereto, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Tranche 1 Commitment as originally in effect and otherwise duly completed.

          2.5.2. The Tranche 2 Loans made by each Tranche 2 Lender shall, if such Lender shall have requested the same, be evidenced by a single promissory note of the Company substantially in the form of Exhibit A-2 hereto, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Tranche 2 Commitment as originally in effect and otherwise duly completed.

          2.5.3. The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan of each Class made by each Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note evidencing the Loans of such Class held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans to be evidenced by such Note.

          2.5.4. No Lender shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender's relevant Commitment, Loans and Notes pursuant to Section 12.06(b) hereof.

     2.6. Optional Prepayments and Conversions or Continuations of Loans. Subject to Section 4.04 hereof, the Company shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time, provided that the Company shall give the Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof.

     2.7. Letters of Credit. Subject to the terms and conditions of this Agreement, the Tranche 2 Commitments may be utilized, upon the request of the Company, in addition to the Tranche 2 Loans provided for in Section 2.01(b) hereof, by the issuance by the Issuer, on or after the Closing Date, of one or more standby letters of credit for account of the Company in an aggregate face amount not to exceed $3,000,000, provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Tranche 2 Loans, exceed the aggregate amount of the Tranche 2 Commitments as in effect from time to time, and (ii) the expiration date of any Letter of Credit extend beyond the Tranche 2 Commitment Termination Date (unless the Issuer and each Tranche 2 Lender otherwise agree). The following additional provisions shall apply to the Letters of Credit:

          2.7.1. The Company shall give the Agent at least three Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported thereby and the proposed beneficiary thereof. Upon receipt of any such notice, the Agent shall advise the Issuer of the contents thereof.

          2.7.2. On each day during the period commencing with the issuance by the Issuer of each Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Tranche 2 Commitment of each Tranche 2 Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Tranche 2 Lender (other than the Issuer) agrees that, upon the issuance of each Letter of Credit hereunder, it shall automatically acquire a participation in the Issuer's liability under such Letter of Credit in an amount equal to such Lender's Commitment Percentage of such liability, and each Tranche 2 Lender (other than the Issuer) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuer to pay and discharge when due, its Commitment Percentage of the Issuer's liability under such Letter of Credit.

          2.7.3. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuer shall promptly notify the Company (through the Agent) of the amount to be paid by the Issuer as a result of such demand and the date on which payment is to be made by the Issuer to such beneficiary in respect of such demand. The Company hereby unconditionally agrees to pay and reimburse the Agent for account of the Issuer for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuer to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

          2.7.4. In the event that the Company fails to reimburse the Issuer for a payment under any Letter of Credit by the date of such payment, the Company shall (notwithstanding anything in Section 4.04 or 4.05 hereof to the contrary) be deemed to have borrowed a Tranche 2 Loan hereunder in an amount equal to the amount of such payment.

          2.7.5. Each Tranche 2 Lender (other than the Issuer) shall pay to the Agent for account of the Issuer at the Principal Office in Dollars and in immediately available funds, the amount of such Lender's Commitment Percentage of any payment under any Letter of Credit upon notice by the Issuer (through the Agent) to such Tranche 2 Lender requesting such payment and specifying such amount. Each such Tranche 2 Lender's obligation to make such payment to the Agent for account of the Issuer under this paragraph
     (e), and the Issuer's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Tranche 2 Lender to make its payment under this paragraph (e), the financial condition of the Company, the existence of any Default or the termination of the Commitments. Each such payment to the Issuer shall be made without any offset, abatement, withholding or reduction whatsoever. If any Tranche 2 Lender shall default in its obligation to make any such payment to the Agent for account of the Issuer, for so long as such default shall continue the Agent may at the request of the Issuer withhold from any payments received by the Agent under this Agreement or any Note for account of such Tranche 2 Lender the amount so in default and, to the extent so withheld, pay the same to the Issuer in satisfaction of such defaulted obligation.

          2.7.6. Upon the making of each payment by a Tranche 2 Lender to the Issuer pursuant to paragraph (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Agent, the Issuer or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuer by the Company hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Company hereunder and under the Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuer pursuant to paragraph (g) of this Section 2.08). Upon receipt by the Issuer from or for account of the Company of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security) the Issuer shall promptly pay to the Agent for account of each Tranche 2 Lender entitled thereto, such Tranche 2 Lender's Commitment Percentage of such payment, each such payment by the Issuer to be made in the same money and funds in which received by the Issuer. In the event any payment received by the Issuer and so paid to the Tranche 2 Lenders hereunder is rescinded or must otherwise be returned by the Issuer, each Tranche 2 Lender shall, upon the request of the Issuer (through the Agent), repay to the Issuer (through the Agent) the amount of such payment paid to such Lender, with interest at the rate specified in paragraph (j) of this Section 2.08.

     2.7.6.1. The Company shall pay to the Agent for account of each Tranche 2 Lender (ratably in accordance with their respective Commitment Percentages) a letter of credit fee in respect of each Letter of Credit at a rate per annum equal to the Applicable Margin for Eurodollar Loans of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case that such Letter of Credit expires in accordance with its terms, to and including such expiration date and
(ii) in the case that such Letter of Credit is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Principal Payment Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Company shall pay to the Agent for account of the Issuer a fronting fee in respect of each Letter of Credit in an amount equal to 1/4 of 1% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case that such Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case that such Letter of Credit is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Principal Payment Date and to be calculated for any day after giving effect to any payments made under the Letter of Credit on such day) plus all commissions, charges, costs and expenses in the amounts customarily charged by the Issuer from time to time in like circumstances with respect to the issuance of such Letter of Credit and drawings and other transactions relating thereto.

          2.7.7. Upon the request of any Tranche 2 Lender from time to time, the Issuer shall deliver any other information reasonably requested by such Lender with respect to any Letter of Credit then outstanding.

          2.7.8. The issuance by the Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to the Issuer consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuer shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

          2.7.9. To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) or (f) of this Section 2.08 on the due date therefor, such Lender shall pay interest at the Federal Funds Rate to the Issuer (through the Agent) on such amount from and including such due date to but excluding the date such payment is made, provided that if such Lender shall fail to make such payment to the Issuer within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Post-Default Rate.

          2.7.10. The issuance by the Issuer of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.08 to the original issuance of a Letter of Credit, and no such modification or supplement shall be issued hereunder unless either (i) such Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) each Tranche 2 Lender shall have consented thereto.

The Company hereby indemnifies and holds harmless each Tranche 2 Lender and the Agent from and against any and all claims, damages, losses, liabilities, costs or expenses that such Lender or the Agent may incur (or that may be claimed against such Lender or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by the Issuer under any Letter of Credit; provided that the Company shall not be required to indemnify any Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuer in determining whether a request presented under such Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuer's failure to pay under such Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.08 is intended to limit the other obligations of the Company, any Lender or the Agent under this Agreement.

     2.8. Commitment Fee . The Company shall pay to the Agent for account of each Lender a commitment fee on the daily average unused amount (a) of such Lender's Tranche 1 Commitment and (b) of such Lender's Tranche 2 Commitment (for which purpose the aggregate amount of any Letter of Credit Liabilities shall be deemed to be a pro rata (based on the Tranche 2 Commitments) use of each Lender's Tranche 2 Commitment), in either case for the period from and including the date of this Agreement to but not including the earlier of (i) the date such Tranche 1 Commitment or Tranche 2 Commitment, as applicable, is terminated and
(ii) the Tranche 1 Commitment Termination Date or the Tranche 2 Commitment Termination Date, as applicable, at the Applicable Commitment Fee Rate. "Applicable Commitment Fee Rate" shall mean the rate calculated by reference to the Total Debt to Cash Flow Ratio as at the last day of the most recently ended fiscal quarter of the Company (a "Commitment Fee Testing Date"), which if such Total Debt to Cash Flow Ratio shall fall within any of the ranges set forth in the table below, then, the "Applicable Commitment Fee Rate" shall be the respective percentage per annum set forth opposite such range in said table, in either case during the period commencing on the Margin Change Date for such Commitment Testing Date to but not including the Margin Change Date for the next succeeding Commitment Fee Testing Date (except that notwithstanding the foregoing, the Applicable Commitment Fee Rate shall not be reduced for any period during which an Event of Default shall have occurred and be continuing):

Total Debt to Cash Flow Ratio               Commitment Fee Rate
-----------------------------               -------------------
           3.00 to 1                               0.25%
           4.00 to 1                               0.375%
           5.00 to 1                               0.50%
         > 5.00 to 1                               0.75%

Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of (i) the date the Tranche 1 Commitments or the Tranche 2 Commitments, as applicable, are terminated and (ii) the Tranche 1 Commitment Termination Date or the Tranche 2 Commitment Termination Date, as applicable.

     2.9. Mandatory Prepayments and Reductions of Commitments.

          (a) Borrowing Base. The Company shall from time to time prepay Tranche 1 Loans in such amounts as shall be necessary so that at all times the aggregate outstanding amount of Tranche 1 Loans shall not exceed the Borrowing Base.

          (b) Excess Cash Flow. Not later than the date which is 90 days after the end of each fiscal year of the Company, the Company shall prepay the Loans (and, to the extent provided in clause (e) below, provide cover for Letter of Credit Liabilities), and the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year, such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (d) of this Section 2.10.

          (c) Sale of Assets. Without limiting the obligation of the Company to obtain the consent of the Agent pursuant to Section 9.05 hereof to any Disposition not otherwise permitted hereunder, in the event that the Net Cash Payments of any Disposition (other than a Disposition permitted under clauses (i) through (ix) of Section 9.05(b) hereof) are not reinvested in the business operations of the Company within six months of such Disposition, then on the Business Day immediately subsequent to the last day of such six-month period, the Company shall deliver to the Agent a statement, certified by a Responsible Officer of the Company, in form and detail reasonably satisfactory to the Agent, of the amount of such Net Cash Payments, and three Business Days after delivering such statement to the Agent, shall prepay the Loans, and, to the extent provided in clause (e) below, provide cover for Letter of Credit Liabilities, and the

     Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Cash Payments, such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (d) of this Section 2.10.

          (d) Application. Prepayments and reductions of Commitments described in paragraphs (b) and (c) above shall be effected as follows:

               (i) first, the Tranche 2 Commitments shall be automatically reduced in an amount equal to the required prepayment (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Tranche 2 Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Tranche 2 Commitments, the Company shall, first, prepay Tranche 2 Loans and, second, provide cover for Letter of Credit Liabilities as specified in paragraph (e) below, in an aggregate amount equal to such excess); and

               (ii) second, after the payment in full of the outstanding loans under the Onex Finance Credit Agreement, the Tranche 1 Commitments shall be automatically reduced by an amount equal to any excess over the amount referred to in the foregoing clause (i) (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Tranche 1 Loans would exceed the Tranche 1 Commitments, the Company shall prepay Tranche 1 Loans in an aggregate amount equal to such excess).

          (e) Cover for Letter of Credit Liabilities. In the event that the Company shall be required pursuant to this Section 2.10 to provide cover for Letter of Credit Liabilities, the Company shall effect the same by paying to the Agent immediately available funds in an amount equal to the amount of cover so required (but in no event an amount greater than the then outstanding amount of Letter of Credit Liabilities), which funds shall be retained by the Agent in the Collateral Account (as provided therein as collateral security in the first instance for the Letter of Credit Liabilities) until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full. To the extent that the aggregate amount of Letter of Credit Liabilities are reduced from time to time, the Agent shall remit to the Company any such funds in excess of the then outstanding amount of Letter of Credit Liabilities.

          (f) Avoidance of Broken-funding Costs. If the prepayment of any Loan would result in an obligation of the Company to pay compensation pursuant to Section 5.05 hereof, instead of making such prepayment, the Company may cash collateralize Loans in an account maintained with the Agent until the last day(s) of the Interest Period(s) to end soonest thereafter and then to be used to prepay Loans.

     Section 3. Payments of Principal and Interest.

     3.1. Repayment of Loans.

          (a) The Company hereby promises to pay to the Agent for account of each Lender the outstanding principal amount of the Tranche 1 Loans on the Principal Payment Date.

          (b) The Company hereby promises to pay to the Agent for account of each Lender the outstanding principal amount of the Tranche 2 Loans on the Principal Payment Date. In addition, if following a Tranche 2 Reduction Commitment Date, the aggregate amount of Tranche 2 Loans outstanding, together with the outstanding amount of Letter of Credit Liabilities, shall exceed the Tranche 2 Commitments (after the reduction referred to in Section 2.03(b) hereof), the Company hereby promises to pay to the Agent for account of each Lender, on the Business Day immediately subsequent to the Tranche 2 Reduction Commitment Date, an amount in aggregate equal to such excess.

     3.2. Interest. The Company hereby promises to pay to the Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

          3.2.1. during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin; and

          3.2.2. during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, the Company hereby promises to pay to the Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender and on any other amount payable by the Company hereunder or under the Notes held by such Lender to or for account of such Lender, that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurodollar Loan on the last day of each Interest Period therefor, (and, if such Interest Period has a duration longer than three months, at three-month intervals following the first day of such Interest Period) and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Company.

     Section 4. Payments; Pro Rata Treatment; Computations; Etc.

     4.1. Payments.

          4.1.1. Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Company under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction (other than any deduction for withholding taxes required by applicable law, provided that such withholding arises from a Lender's failure or inability to comply with the requirements of Section 5.08 hereof), set-off or counterclaim, to the Agent at an account (designated by the Agent) maintained by the Agent with TD at the Principal Office, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          4.1.2. Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Lender (with notice to the Company and the Agent).

          4.1.3. The Company shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Agent (which shall so notify the intended recipient(s) thereof) the Loans, Reimbursement Obligations or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Agent shall distribute such payment to the Lenders for application, in accordance with Section 4.02 hereof, first to the payment of fees, expenses, indemnities and other amounts (other than principal and interest) then due and payable hereunder and under the other Basic Documents, then to interest on the Loans and Reimbursement Obligations then due and payable, ratably in accordance with the unpaid amounts thereof, and finally to principal of the Loans and Reimbursement Obligations then due and payable, first to Tranche 1 Loans and then ratably in accordance with the unpaid amounts of the other Loans and Reimbursement Obligations.

          4.1.4. Each payment received by the Agent under this Agreement or any Note for account of any Lender shall be paid by the Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

          4.1.5. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

     4.2. Pro Rata Treatment. Except to the extent otherwise provided herein:
(a) each borrowing of Loans of a particular Class from the Lenders under Section
2.01 hereof shall be made from the relevant Lenders, each payment of the commitment fee under Section 2.09 hereof shall be made for account of the applicable Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.03 hereof shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (b) the making, Conversion and Continuation of Loans of a particular Class and a particular Type (other than Conversions provided for by Section 5.04 hereof) shall be made pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of making of Loans) or their respective Loans of such Class (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Loan of such Class and Type shall be coterminous; (c) each payment or prepayment of principal of Loans of a particular Class by the Company shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (d) each payment of interest on Loans of a particular Class by the Company shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

     4.3. Computations. Interest on Eurodollar Loans and letter of credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Interest on Base Rate Loans shall be computed on the basis of a year of 365 days or 366 days (as the case may be) and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     4.4. Minimum Amounts. Except for Conversions or prepayments made pursuant to Section 5.04 hereof, and except for prepayments made pursuant Section 2.08(d), 2.10, 9.05(b)(viii) or 9.05(b)(x) hereof, each borrowing, Conversion and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $1,000,000 (or in the case of Tranche 1 Loans that are Base Rate Loans, $500,000) or a larger multiple of $500,000 (or in the case of Tranche 1 Loans that are Base Rate Loans, $100,000); borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period; provided that the aggregate principal amount of Eurodollar Loans of each Type having the same Interest Period shall be in an amount at least equal to $1,000,000 or a larger multiple of $500,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

     4.5. Certain Notices. Notices by the Company to the Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                         Notice                           Number of Business
                         ------                               Days Prior
                                                          -------------------
Termination or reduction of Commitments                          three

Borrowing or prepayment of Base Rate Loans                        one

Borrowing or prepayment of, Conversions into,                    three
Continuations as, or duration of Interest Period for,
Eurodollar Loans

Conversions into Base Rate Loans                                 three

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion) and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Company fails to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this
Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

     4.6. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Company (the "Payor") prior to the date on which the Payor is to make payment to the Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Company) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

          4.6.0.0.0.1. if the Required Payment shall represent a payment to be made by the Company to the Lenders, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient(s) shall return the Required Payment to the Agent, without limiting the obligation of the Company under Section 3.02 hereof to pay interest to such recipient(s) at the Post-Default Rate in respect of the Required Payment) and

          4.6.0.0.0.2. if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 hereof (and, in case the Company shall return the Required Payment to the Agent, without limiting any claim the Company may have against the Payor in respect of the Required Payment).

     4.7. Sharing of Payments, Etc.

          4.7.1. The Company agrees that, in addition to (and without limitation of) any right of set-off, Lender's's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

          4.7.2. If any Lender shall obtain from any Obligor payment of any principal of or interest on any Loan of any Class or Letter of Credit Liability owing to it or payment of any other amount under this Agreement or any other Basic Document through the exercise of any right of set-off, Lender's lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans of such Class or Letter of Credit Liabilities or such other amounts then due hereunder or thereunder by such Obligor to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class or Letter of Credit Liabilities or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any reasonable expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans of such Class or Letter of Credit Liabilities or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          4.7.3. The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          4.7.4. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this
     Section 4.07 to share in the benefits of any recovery on such secured claim.


     Section 4.7.4.1. Yield Protection, Etc.

     4.8. Additional Costs.

          4.8.1. The Company shall pay directly to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), solely to the extent resulting from any Regulatory Change that:

               4.8.1.1. shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office, such Applicable Lending Office or is otherwise doing business); provided, however, that the Company shall be entitled to deduct and withhold taxes on interest payments to any Lender hereunder, and shall not be required to pay any Additional Costs to any Lender in respect thereof, to the extent such Additional Costs arise from such Lender's failure or inability to comply with the requirements of Section 5.08 hereof; or

               4.8.1.2. imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

               4.8.1.3. imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

If any Lender requests compensation from the Company under this Section 5.01(a), the Company may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender thereafter to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section
5.04 hereof shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

          4.8.2. Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Eurodollar Loans or
     (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Loans of any other Type into, Loans of such Type hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable).

     4.8.2.1. Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Company shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be reasonably necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or its Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(c) and Section 5.06 hereof, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

          4.8.3. Each Lender shall notify the Company of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable, but in any event within 30 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 30 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 30 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender (exercised reasonably), be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this
     Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis. The notice sent by a Lender to the Company pursuant to this paragraph (d) shall set forth the amount of requested Additional Costs and shall include in reasonable detail the calculation of such Additional Costs.

     4.9. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate for any Interest Period:

          4.9.1. the Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any Eurodollar Loans as provided herein; or

          4.9.2. the Majority Lenders determine, which determination shall be conclusive, and notify the Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined do not adequately cover the cost to such Lenders (or to such quoting Lender) of making or maintaining such Type of Loans for such Interest Period;

then the Agent shall give the Company and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders (or such quoting Lender) shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans, and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans, either prepay such Loans or Convert such Loans into Base Loans in accordance with Section 2.07 hereof.

     4.10. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Company thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

     4.11. Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.01 or 5.03 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for the Eurodollar Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03 hereof, on such earlier date as such Lender may specify to the Company with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to such Conversion no longer exist:

          4.11.1. to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

          4.11.2. all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Base Rate Loans;

If such Lender gives notice to the Company with a copy to the Agent that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto and after giving effect to any Conversion or Continuation request by the Company pursuant to Section 2.07 hereof, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

     4.12. Compensation. The Company shall pay to the Agent for account of each Lender, promptly after the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or reasonable out-of-pocket expense that such Lender determines in good faith is attributable to:

          4.12.1. any payment, mandatory or optional prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of the Interest Period for such Loan; or

          4.12.2. any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in
     Section 7 hereof to be satisfied) to borrow a Eurodollar Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the difference, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein minus (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender). Upon the request of the Company, any Lender requesting compensation under this Section 5.05 shall furnish to the Company a certificate setting forth the amount of such compensation and the calculation thereof.

     4.13. Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Company under Section 5.01 hereof (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to the Letters of Credit and the result shall be to increase the cost to any Lender or Lenders of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lender (through the Agent), the Company shall pay immediately to the Agent for account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Agent), such additional amounts as shall be sufficient to compensate such Lender or Lenders (through the Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Lender or Lenders, submitted by such Lender or Lenders to the Company shall be conclusive in the absence of manifest error as to the amount thereof.

     4.14. Replacement Lenders under Certain Circumstances. If at any time (a) the Company becomes obligated to pay Additional Costs pursuant to Section 5.01 hereof or any Lender ceases to make Eurodollar Loans pursuant to Section 5.03 hereof, (b) any Lender becomes insolvent or its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers,
(c) any Lender becomes a "Non-consenting Lender" (as defined below in this Section 5.07) or (d) any Lender becomes a "Non-funding Lender" (as defined below in this Section 5.07), then the Company may, on ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, pursuant to Section 12.06 hereof, all of its rights and obligations under this Agreement to a Lender or other entity selected by the Company and reasonably acceptable to the Issuer and the Agent for a purchase price equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and other amounts payable hereunder (including amounts payable under Section 5.05 hereof as though such Loan was being prepaid instead of being purchased), provided that (i) neither the Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such entity, and (ii) in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender hereby replaced pursuant to this Agreement. In the case of a replacement of a Lender to which the Company becomes obligated to pay Additional Costs, prior to such Lender being replaced, the payment of such additional amounts shall be a condition to the replacement of such Lender. In the event that (x) the Company or the Agent has requested that the Lenders consent to a departure or waiver of any of the provisions of the Basic Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of Section
12.04 hereof and (z) the Majority Lenders have agreed to such consent, waiver or amendment, then any Lender that does not agree to such consent, waiver or amendment shall be deemed a "Non-consenting Lender." Any Lender that has (x) failed to make a Loan required to be made by it hereunder, or (y) has given notice to the Company or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation make any Loan, is a "Non-funding Lender." The Company's right to replace a Non-funding Lender pursuant to this
Section 5.07 is, and shall be, in addition to, and not instead of, all other rights and remedies available to the Company against such Non-funding Lender under this Agreement, at law, in equity or by statute.

     4.15. Foreign Lenders. Each Lender that is organized under the laws of a jurisdiction outside of the United States of America shall, on or prior to the date of its execution and delivery of this Agreement (in the case of a Lender listed on the signature pages hereto) or on or prior to the date on which it becomes a Lender hereunder (in the case of any other Lender) and from time to time thereafter if requested in writing by the Company or the Agent (but only so long as such Lender is lawfully able to do so), provide to the Company and the Agent (a) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States of America is a party that reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States of America, (b) Internal Revenue Service W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (c) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Basic Documents.

     Section 5. Guarantee.

     5.1. The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, the Company, and all other amounts (including, without limitation, all Reimbursement Obligations) from time to time owing to the Lenders or the Agent by the Company under this Agreement and under the Notes and by any Obligor under any of the other Basic Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     5.2. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment in full of all of the Guaranteed Obligations), it being the intent of this Section 6.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute and unconditional as described above:

          5.2.1. at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          5.2.0.0.0.1. any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

          5.2.0.0.0.2. the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

          5.2.0.0.0.3. any lien or security interest granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

     5.3. Reinstatement. The obligations of the Subsidiary Guarantors under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel in accordance with Section 12.03(a) hereof) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     5.4. Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 6.01 hereof, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

     5.5. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10(f) hereof or Section 10(g) hereof) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of said Section 6.01.

     5.6. Continuing Guarantee. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

     5.6.1. Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Subsidiary Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Subsidiary Guarantor (but subject to the next sentence), pay to such Excess Funding Subsidiary Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Subsidiary Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Subsidiary Guarantor under this Section 6.07 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 6 and such Excess Funding Subsidiary Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 6.07, (a) "Excess Funding Subsidiary Guarantor" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (b) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Subsidiary Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (c) "Pro Rata Share" shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (ii) the amount by which the aggregate fair saleable value of all Properties of the Company and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Company and the Subsidiary Guarantors hereunder) of the Company and all of the Subsidiary Guarantors, all as of the Closing Date. If any Subsidiary becomes a Subsidiary Guarantor hereunder subsequent to the Closing Date, then for purposes of this Section 6.07 such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Closing Date and the aggregate present fair saleable value of the Properties, and the amount of the debts and liabilities, of such Subsidiary Guarantor as of the Closing Date shall be deemed to be equal to such value and amount on the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

     5.7. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under
Section 6.01 hereof would otherwise, taking into account the provisions of
Section 6.07 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

     Section 6. Conditions Precedent.

     6.1. Conditions for the Initial Loans. The obligation of any Lender to make the initial Loan hereunder is subject to the conditions precedent that (i) such Loan shall be made on or before May 28, 1999, and (ii) the Agent shall have received the following documents, each of which shall be reasonably satisfactory to the Agent in form and substance:

          6.1.1. Corporate Documents. Certified copies of the charter and by-laws (or equivalent documents) of each Obligor and of all corporate authority for each Obligor (including, without limitation, board of director resolutions and evidence of the incumbency of officers) with respect to the execution, delivery and performance of such of the Basic Documents to which such Obligor is intended to be a party and each other document to be delivered by such Obligor from time to time in connection herewith and the extensions of credit hereunder (and the Agent and each Lender may conclusively rely on such certificate until the Agent or such Lender receives notice from such Obligor to the contrary).

          6.1.2. Officer's Certificates. The following:

               (i) A certificate of a Responsible Officer of the Company, dated the Closing Date, to the effect set forth in the first sentence of
          Section 7.02 hereof;

               (ii) A certificate of a Responsible Officer of the Company, dated the Closing Date, (A) to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto) and (B) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 9.10, 9.14, 9.15 and 9.16 hereof as of the end of the respective quarterly fiscal period or fiscal year; and

               (iii) A Borrowing Base Certificate as of the last day of the most recently ended monthly accounting period.

          6.1.3. Opinion of Counsel to the Obligors. An opinion, dated the Closing Date, of Weil, Gotshal & Manges LLP, counsel to the Obligors, substantially in the form of Exhibit C hereto and covering such other matters as the Agent or any Lender may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Agent).

          6.1.4. Opinion of Special New York Counsel to TD. An opinion, dated the Closing Date, of Mayer, Brown & Platt, special New York counsel to TD, substantially in the form of Exhibit D hereto (and TD hereby instructs such counsel to deliver such opinion to the Lenders).

          6.1.5. Notes. The Notes requested by the Lenders, duly completed and executed.

          6.1.6. Security Agreement. The Security Agreement, duly executed and delivered by each Obligor as of the Closing Date, together with:

               (i) except to the extent already in the possession of the Agent, the certificates representing the capital stock of each Subsidiary Guarantor (and of each other Issuer referred to in the Security Agreement, to the extent such capital stock is required to be delivered in pledge thereunder), accompanied by undated stock powers executed in blank; and

               (iii) appropriately completed and duly executed Uniform Commercial Code Financing Statements with respect to each Obligor.

          6.1.7. Other Documents. Such other documents as the Agent or any Lender or special New York counsel to TD may reasonably request.

The obligation of any Lender to make the Loans is also subject to the payment by the Company of such fees as the Company shall have agreed in writing to pay or deliver to any Lender or the Agent in connection herewith.

     6.2. Conditions for all Extensions of Credit. The obligation of any Lender to make any Loan or extend any credit hereunder on the occasion of each borrowing or of the issuance of each Letter of Credit is subject to the further conditions precedent that, both immediately prior to the making of such Loan or extension of credit and also after giving effect thereto: (a) no Default shall have occurred and be continuing; and (b) the representations and warranties made by the Company in Section 8 hereof, and by each Obligor in each of the other Basic Documents to which such Obligor is a party, shall be true and complete on and as of the date of the making of such extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Each notice of borrowing or request for the issuance of a Letter of Credit shall constitute a certification by the Company to the effect set forth in the preceding sentence as of the date of such borrowing or such issuance.

     Section 7. Representations and Warranties. The Company represents and warrants to the Agent and the Lenders that:

     7.1. Corporate Existence. Each of the Company and its Subsidiaries: (a) is a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its organization or formation; (b) is in good standing under the laws of the jurisdiction of its organization or formation , except to the extent that the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect; (c) has all requisite corporate power or other requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, other than those governmental licenses, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

     7.2. Financial Condition. The Company has heretofore furnished to the each of the Lenders a consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1998 and the related consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of PricewaterhouseCoopers. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of the Company and its Subsidiaries as at said date and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with generally accepted accounting principles and practices applied on a consistent basis (except to the extent disclosed therein). Neither the Company nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments (in each case, as determined in accordance with GAAP), except as referred to or reflected or provided for in said balance sheet as at December 31, 1998 or except as set forth on Schedule
8.02 hereto. Since December 31, 1998 there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries from that set forth in said financial statements as at said date.

     7.3. Litigation. There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of any Obligor) threatened against the Company or any of its Subsidiaries that, if adversely determined, could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

     7.4. No Breach. None of the execution and delivery of this Agreement, the Notes, and the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof, will:

          (a) conflict with or result in a breach of, or (except as set forth in Schedule 8.04 hereto) require any consent (except to the extent such consent is immaterial or has already been obtained) under (i) the charter or by-laws of any Obligor, (ii) any material applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any material agreement or instrument to which the Company and any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or

          (b) except for the Liens created pursuant to the Security Documents or Liens permitted by Section 9.06 hereof, result in the creation or imposition of any Lien upon any material Property of the Company and any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

     7.5. Action. Each Obligor has all necessary corporate or other requisite power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate or other requisite action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the Notes and the other Basic Documents to which each Obligor is a party when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against such Obligor and in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights; and (b) the application of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     7.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of the Basic Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for (a) filings and recordings in respect of the Liens created pursuant to the Security Documents and (b) authorizations, approvals, consents, filings and registrations that have already been obtained or completed.

     7.7. Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of any Loan will be used for the purpose of (or be made available by the Company in any manner to any other Person to enable or assist such Person in), directly or indirectly, purchasing or carrying Margin Stock.

     7.8. ERISA. Each Plan, and, to the knowledge of the Obligors, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law, other than such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

     7.9. Taxes. Except as set forth in Schedule 8.09 hereto, the Company and its Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes that are due and payable pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries (other than any immaterial taxes), unless the same are being contested in good faith, with adequate reserves established therefor. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are in accordance with GAAP.

     7.10. Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     7.11. Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     7.12. Environmental Matters. Each of the Company and its Subsidiaries has obtained all permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent the failure to have any such permit, license or authorization could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law, except to the extent failure to comply therewith could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

     7.13. Capitalization.

          7.13.1. Schedule 8.13 hereto sets forth a list, that is complete and correct in all material respects, as of the date hereof, of all of the holders of record of the capital stock of the Company, the class of stock held by such holders, the numbers of shares held by such holder and the percentage of Company's voting stock held by such holder.

          7.13.2. Except as set forth on Schedule 8.13 hereto, as of the date hereof, there are no outstanding material Equity Rights with respect to the Company or any of its Subsidiaries, and there are no outstanding material obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of its capital stock.

     7.14. True and Complete Disclosure. The written factual information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Agent or any of the Lenders in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not, in any material respect, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written factual information furnished after the date hereof by the Obligors to the Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, assumptions or projections, on the date as of which such information is stated or certified. There is no fact known to the Company that could have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

     7.15. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the computer systems of the Company and its Subsidiaries and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of the Company and its Subsidiaries interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by December 31, 1999, except to the extent such reprogramming and testing could not be reasonably expected to have a Material Adverse Effect. Except as otherwise disclosed on
Schedule 8.15 hereto, the cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequence of year 2000 compliance to the Company and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect.


     Section 8. Covenants of the Company. The Company covenants and agrees with the Lenders and the Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all non-contingent amounts payable by the Company hereunder:

     8.1. Financial Statements, Etc. The Company shall deliver to each of the
Lenders:

          8.0.1. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of the Company's fiscal year, unaudited consolidated and consolidating statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding periods in the preceding fiscal year (such consolidating statements to be in a schedule to the consolidated statements). The financial information to be provided under this paragraph (a) shall be accompanied by a certificate of a Responsible Officer of the Company, which certificate shall (i) state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries, and said consolidating financial statements fairly present the respective individual unconsolidated financial condition and result of operations of the Company and each of its Subsidiaries, in each case in accordance with GAAP (unless otherwise noted therein), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), (ii) state that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto), and (iii) set forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 9.10, 9.14, 9.15 or 9.16 hereof and information necessary to determine whether the Company is in compliance with Sections 9.07, 9.08 or 9.09 hereof;

          8.0.2. As soon as available and in any event within 120 days after the end of each fiscal year of the Company, audited consolidated and unaudited consolidating statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such fiscal year and the related audited consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year (such consolidating statements to be in a schedule to the consolidated statements). The consolidated financial information to be provided under this paragraph (b) shall be accompanied by (i) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (unless otherwise noted therein), and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default under
     Section 9.07, 9.08, 9.09, 9.10, 9.14, 9.15 or 9.16 hereof, (ii) a certificate of a Responsible Officer of the Company, which certificate shall (x) state that said consolidating financial statements fairly present in all material respects the consolidating financial condition and results of operations of the Company and its Subsidiaries, in accordance with GAAP (unless otherwise noted therein), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), (y) state that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto), and (z) set forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 9.07, 9.08, 9.09, 9.10, 9.14, 9.15 or 9.16 hereof;

          8.0.3. As soon as possible, and in any event within ten days after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Responsible Officer of the Company stating that such an event or condition exists and, as soon as possible thereafter, a statement signed by a Responsible Officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

               8.0.3.1. any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of
          Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or
          Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the
          Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

               8.0.3.2. the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan that has unfunded accrued pension liabilities or any action taken by the Company or an ERISA Affiliate to terminate any Plan that has unfunded accrued pension liabilities;

               8.0.3.3. the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

               8.0.3.4. the complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the

          Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
          Section 4041A of ERISA;

               8.0.3.5. the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

               8.0.3.6. the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

          8.0.4. Promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company, as the case may be, has taken or proposes to take with respect thereto;

          8.0.5. As soon as available and in any event within 15 Business Days after the end of each monthly accounting period (ending on the last day of each calendar month), a Borrowing Base Certificate as at the last day of such accounting period;

          (f) Upon the acquisition after the date hereof by the Company and its Subsidiaries of any Equipment, if such Equipment's purchase price exceeds $75,000 and such Equipment is covered by a certificate of title or ownership, cause the Agent to be listed as the lienholder on such certificate of title and within 120 days of the acquisition thereof deliver evidence of the same to the Agent; and

          (g) From time to time such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries as any Lender or the Agent may reasonably request.

The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Responsible Officer of the Company to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto).

     8.1. Litigation. The Company will promptly give to each Lender notice of all legal or binding arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings that, if adversely determined, could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

     8.2. Existence, Etc. The Company will, and will cause each of its Subsidiaries to:

          8.2.1. except to the extent permitted by Section 9.05 hereof, preserve and maintain (i) its legal existence and (ii) except to the extent that failure to maintain the same could not reasonably be expected to have a Material Adverse Effect, all of its rights, privileges, licenses and franchises;

          8.2.2. comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect;

          8.2.3. pay and discharge all federal and all other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties (other than interest at an increased rate) attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          8.2.4. maintain all of its material Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

          8.2.5. keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

          8.2.6. permit representatives of any Lender or the Agent, during normal business hours (and upon reasonable advance notice), to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be).

To enable the ready and consistent determination of compliance with the covenants set forth in this Section 9, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

     8.3. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by Persons engaged in the same or similar business in the locales where the Company or such Subsidiary conducts business, against loss, damage and liability of the kinds and in the amounts customarily maintained by such Persons.

     8.3.1. Prohibition of Fundamental Changes.

          8.3.1. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), provided that the Company and its Subsidiaries may (x) effect a Global Tax Restructuring and (y) enter into the following transactions so long as, both immediately prior to such transaction and after giving effect thereto, no Event of Default shall be continuing:

               (i) any Subsidiary of the Company may be merged with or into:

                    (A) the Company if the Company shall be the continuing or
               surviving corporation, or

                    (B) any other such Subsidiary provided that (1) if any such transaction shall be between a Subsidiary that is not a Wholly Owned Subsidiary and a Wholly Owned Subsidiary, the continuing or surviving Person shall be a Wholly Owned Subsidiary, and (2) if any such transaction shall be between a Subsidiary Guarantor and a Subsidiary not a Subsidiary Guarantor, the continuing or surviving Person shall be or shall become a Subsidiary Guarantor hereunder,

               (ii) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Company or any Wholly Owned Subsidiary of the Company; provided that if any such sale is by a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor, then such Subsidiary shall become a Subsidiary Guarantor, and

               (iii) in connection with any Permitted Acquisition the Company or any Subsidiary of the Company may merge or consolidate with any other Person if, in the case of a merger or consolidation of the Company, the surviving Person assumes all of the Company's obligations hereunder and under the other Basic Documents.

          8.3.2. The Company will not, nor will it permit any of its Subsidiaries to, effect any Disposition, other than the following:

               (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business;

               (ii) any inventory or other Property sold or disposed of in the ordinary course of business and on then customary terms;

               (iii) transfers resulting from any casualty or condemnation of Property (so long as the proceeds are used to repair or replace the respective Property);

               (iv) transfers among the Company and the Subsidiary Guarantors;

               (v) transfers by (x) the Company or any Subsidiary Guarantor to any other Subsidiary of the Company, so long as the aggregate book value of the Property so transferred, together with the aggregate amount of Investments made pursuant to Section 9.08(f) hereof, does not exceed $5,000,000, and (y) any Subsidiary of the Company not a Subsidiary Guarantor to any other Subsidiary;

               (vi) licenses or sublicenses of intellectual property and general intangibles and licenses, and leases or subleases of other Property in the ordinary course of business, to the extent such license, sublicense, lease or sublease does not materially and adversely affect the business of the Company and its Subsidiaries (taken as a whole);

               (vii) any consignment arrangement or similarly arrangement for the sale of Property in the ordinary course of business;

               (viii) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and only so long as the Net Cash Payments thereof are used to prepay Tranche 2 Loans (without any requirement for any reduction of the Tranche 2 Commitments);

               (ix) Dispositions permitted by Section 9.05(a) hereof; and

               (x) Dispositions of fixed assets (for a consideration of which at least 75% thereof consists of cash) to the extent that:

                    (A) the net book value of the Property disposed of in any
               such Disposition made in any fiscal year (together with the net book value of all Property theretofore or concurrently disposed of in such fiscal year, such net book value determined as of the time of the relevant Disposition), does not exceed 5% of the aggregate net book value of all of the fixed assets of the Obligors at the time of such Disposition, and

                    (B) the aggregate net book value of the Property disposed of in all Dispositions (such net book value determined as of the time of the relevant Disposition) made during the period commencing on the Closing Date does not exceed 20% of the aggregate net book value of the fixed assets of the Obligors at the time of the most recent such Disposition.

     8.4. Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

          8.4.1. Liens created pursuant to the Basic Documents (as defined herein and in the Onex Finance Credit Agreement);

          8.4.2. Liens in existence on the date hereof and listed in Schedule 9.06(c) hereto, and extensions, renewals and refinancings thereof so long as such Lien is not spread to cover any additional Property and the principal amount of Indebtedness secured thereby is not increased;

          8.4.3. Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

          8.4.4. carriers', landlords', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens (including Liens in favor of landlords securing subleases or leases permitted hereunder) arising in the ordinary course of business and for amounts that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings;

          (e) Liens securing judgments but only to the extent, for an amount and for a period not resulting in an Event of Default under Section 10(h) hereof;

          (f) Liens consisting of licenses, leases and subleases permitted hereunder granted to others and not interfering in any material respect in the business of the Company and its Subsidiaries;

          (g) Liens consisting of precautionary Uniform Commercial Code financing statements filed with respect to operating leases or consignment arrangements entered into by the Company and its Subsidiaries in the ordinary course of business;

          (h) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (i) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (j) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (k) Liens in favor of banking institutions arising by operation of law (including rights of set-off) encumbering deposits held by such banking institutions incurred in the ordinary course of business, within the general parameters customary in the banking industry and not securing Indebtedness;

          (l) Liens upon Property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Company or such Subsidiary other than the Property so acquired and improvements thereon and the principal amount of Indebtedness secured by any such Lien shall not exceed the purchase price of such Property; and

          (m) additional Liens on Property created after the date hereof, provided that the aggregate Indebtedness secured thereby and incurred on and after the date hereof shall not exceed $15,000,000 in the aggregate at any one time outstanding.

     8.5. Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          8.5.1. Indebtedness to the Lenders hereunder and under the other Basic Documents (as defined herein and in the Onex Finance Credit Agreement);

          8.5.2. Indebtedness outstanding on the date hereof and listed in
     Schedule 9.07(b) hereto and extensions, renewals and refinancings thereof so long as the principal amount thereof at the time of such extension, renewal or refinancing is not increased;

          8.5.3. Indebtedness consisting of (i) Interest Rate Protection Agreements, (ii) the endorsement of negotiable instruments in the ordinary course of business, (iii) indemnities and performance guarantees (not constituting guarantees of Indebtedness) made in the ordinary course of business that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) obligations with respect to surety bonds permitted pursuant to Section 9.06(f) hereof;

          8.5.3.1. Guarantees of Indebtedness otherwise permitted by this
     Section 9.07 hereof;

          8.5.4. Indebtedness among the Company and the Subsidiary Guarantors arising in the ordinary course of business, so long as such Indebtedness is subordinated to the prior payment in full of the Obligors' obligations hereunder and such Indebtedness is subject to the Lien of the Security Agreement (without any requirement that such Indebtedness be evidenced by any instrument);

          (f) Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors representing Investments made pursuant to Section 9.08(f) hereof;

          (g) additional Indebtedness of the Company and its Subsidiaries (including, without limitation, Capital Lease Obligations and other Indebtedness secured by Liens permitted under Sections 9.06(l) or 9.06(m) hereof) up to but not exceeding $15,000,000 at any one time outstanding;

          (h) additional Indebtedness in an aggregate amount not to exceed $7,500,000 consisting of (i) unsecured Indebtedness of Subsidiaries of the Company to the seller in any Permitted Acquisition, or (ii) Indebtedness assumed by any Subsidiary of the Company in connection with any Permitted Acquisition;

          (i) Indebtedness of any Subsidiary organized under the laws of a jurisdiction outside of the United States of America for working capital purposes in an aggregate amount not to exceed $5,000,000 (or the equivalent in other currencies) at any one time outstanding, so long as either (i) each such working capital facility is supported by a Letter of Credit or
     (ii) the Tranche 2 Commitments shall be reduced by the amount of each such working capital facility;

          (j) Indebtedness of any Subsidiary organized under the laws of a jurisdiction outside of the United States of America under unsecured overdraft facilities incurred in the ordinary course of business in an aggregate amount not to exceed $250,000 (or the equivalent in other currencies) at any one time outstanding; and

          (k) subject to the prior consent of the Majority Lenders, unsecured Indebtedness of any Obligor that is subordinated to the prior payment in full of the obligations of the Obligors hereunder and under the other Basic Documents.

     8.6. Investments. The Company will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

          8.6.1. Investments outstanding on the date hereof and identified in
     Schedule 9.08 hereto, and extensions and renewals thereof that do not require the Company or any of its Subsidiaries to make additional Investments;

          8.6.2. operating deposit accounts with banks;

          8.6.3. Permitted Investments and Investments permitted by Section 9.05, 9.06, 9.07, 9.09 or 9.10 hereof;

          8.6.4. Permitted Acquisitions, provided that prior to any Permitted Acquisition a Responsible Officer of the Company shall deliver to the Agent a certificate containing financial projections evidencing pro forma compliance with Sections 9.14, 9.15 and 9.16 hereof;

          8.6.5. Investments by the Company and its Subsidiaries in Subsidiary Guarantors in the ordinary course of business;

          8.6.6. (x) Investments by the Company and/or the Subsidiary Guarantors in Subsidiaries of the Company that are not Subsidiary Guarantors, so long as the aggregate amount of such Investments, together with the aggregate book value all Property transferred to such Subsidiaries pursuant to
     Section 9.05(b)(v) hereof, does not exceed $5,000,000 and (y) Investments by any Subsidiary of the Company which is not a Subsidiary Guarantor in any other Subsidiary of the Company;

          8.6.7. (x) loans and advances made by the Company and its Subsidiaries to their respective directors, officers and employees in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding, and
     (y) advances for business expenses made in the ordinary course of business;

          8.6.8. Interest Rate Protection Agreements;

          (i) promissory notes and other similar non-cash consideration received by the Company and its Subsidiaries in connection with Dispositions permitted by Section 9.05 hereof;

          (j) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (k) Guarantees (other than Guarantees of Indebtedness) entered into in the ordinary course of business, and Guarantees of Indebtedness permitted under Section 9.07 hereof;

          (l) Investments consisting of the granting of trade terms in connection with the List Brokerage Services in the ordinary course of business and in accordance with past practice; and

          (m) additional Investments (or Subsidiary Dividend Payments) in an aggregate amount not to exceed $2,000,000.

In addition to the Investments permitted pursuant to clauses (a) through (m) of this Section 9.08, the Company and its Subsidiaries may make Investments (to the extent not used to finance Capital Expenditures pursuant to the last sentence of
Section 9.10) and Subsidiary Dividend Payments: (x) with the proceeds of Dispositions to the extent not required to be used to make prepayments of Loans pursuant to Section 2.10 (c) hereof, (y) with the proceeds of insurance and condemnation awards, and (z) in an aggregate amount not to exceed the sum of (1) the aggregate amount of Excess Cash Flow for any fiscal year (commencing with the fiscal year ending December 31, 1999) theretofore ended minus (2) the aggregate amount of prepayments required to be made pursuant to Section 2.10(b) hereof with respect to Excess Cash Flow for each such fiscal year.

     8.7. Dividend Payments.

     (a) The Company will not, nor will it permit any of its Subsidiaries to, declare or make any Dividend Payment at any time, provided that the Company and its Subsidiaries may make Dividend Payments so long as:

          (i) both immediately prior to making such Dividend Payment and after giving effect thereto, no Default or Event of Default shall be continuing; and

          (ii) such Dividend Payment consists of the repurchase capital stock or other securities of the Company (A) from outside directors, employees or members of the management of the Company or any of the Company's Subsidiaries, or (B) to fulfill obligations of the Company or any of the Company's Subsidiaries under employee stock purchase or similar plans covering employees from time to time, so long as the aggregate amount used for such repurchases under this Section 9.09(a)(ii) does not exceed $1,000,000 (net of the proceeds received by the Company or any of its Subsidiaries as a result of the resale of such capital stock or other security).

          (b) The Company will not, nor will it permit any of its Subsidiaries to, declare or make any Subsidiary Dividend Payment with respect to any Subsidiary at any time, provided that:

          (i) each Wholly Owned Subsidiary may make Subsidiary Dividend Payments with respect to itself;

          (ii) each of The SpeciaLISTS Ltd. and Computer Marketing Systems, Inc. may make Subsidiary Dividend Payments with respect to itself so long as both immediately prior to making such Subsidiary Dividend Payment and after giving effect thereto, no Default or Event of Default shall be continuing;

          (iii) each other Subsidiary may make Subsidiary Dividend Payments so long as:

               (x) both immediately prior to making such Subsidiary Dividend Payment and after giving effect thereto, no Default or Event of Default shall be continuing; and

               (y) the aggregate amount of Subsidiary Dividend Payments made with respect to any such Subsidiary during the period commencing on January 1, 1999 through and including the last day of the fiscal quarter most recently ended prior to the date of such Subsidiary Dividend Payment shall not exceed an amount equal to 50% of the consolidated net income of such Subsidiary and its Subsidiaries for such period (treated for these purposes as a single accounting period); and

          (iv) Subsidiary Dividend Payments may be made to the extend permitted by Section 9.08 hereof.

     8.8. Capital Expenditures. The Company will not, nor will it permit any of its Subsidiaries to, make Capital Expenditures, provided, however, that:

          (a) (i) in the fiscal year ending December 31, 1999, the Company and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed $20,000,000 and (ii) during each fiscal year thereafter the Company and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed the sum of (x) $15,000,000 plus (y) an amount, not to exceed the lesser of $6,000,000 and the amount of Capital Expenditures permitted to be made by the Company and its Subsidiaries in the immediately prior fiscal year pursuant to Section 9.10(a)(i) hereof or Section 9.10(a)(ii)(x) hereof, as the case may be, but not so made;

          (b) in addition, the Company and its Subsidiaries may make Capital Expenditures in any amount to the extent that the ultimate source of the funding for any such Capital Expenditure is an equity contribution made by any Person other than an Obligor;

          (c) in addition, the Company and its Subsidiaries may consummate Permitted Acquisitions (and any capital assets acquired in any such Permitted Acquisition are not subject to the restrictions set forth in
     Section 9.10(a) hereof); and

          (d) in addition, the Company and its Subsidiaries may make Capital Expenditures (to the extent not used to finance Investments pursuant to the last sentence of Section 9.08 hereof: (x) with the proceeds of Dispositions to the extent not required to be used to make prepayments of Loans pursuant to Section 2.10(c) hereof, (y) with the proceeds of insurance and condemnation awards, and (z) in an aggregate amount not to exceed the aggregate amount of prepayments made pursuant to Section 2.10(b) hereof.

Prior to the making by the Company or any Subsidiary of a Capital Expenditure in an amount in excess of $10,000,000, a Responsible Officer of the Company shall deliver to the Agent a certificate containing financial projections evidencing pro forma compliance with Sections 9.14, 9.15 and 9.16 hereof.

     8.8.1. Lines of Business. Neither the Company nor any of its Subsidiaries will engage to any substantial extent in any line or lines of business activity other than the businesses engaged in by them on the Closing Date and business activities ancillary to any of the foregoing.

     8.9. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); unless such transaction is (x) otherwise expressly permitted under this Agreement or any other Basic Document, or (y) is upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Company and its Subsidiaries shall be entitled to make the following payments and/or enter into the following transactions: (i) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Company, (ii) the payment of Management Fees permitted under Section 9.17 hereof, and the reimbursement of reasonable expenses under the management agreements relating thereto, and (iii) the employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and the payment of reasonable fees in connection therewith.

     8.10. Use of Proceeds. The Company will:

          (a) use the proceeds of the Tranche 1 Loans solely for the Obligors' working capital purposes; and

          (b) use the proceeds of the Tranche 2 Loans for refinancing the Obligors' existing Indebtedness and for general corporate purposes;

in each case in compliance with all applicable legal and regulatory requirements, provided that neither the Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

     8.11. Total Debt to Cash Flow Ratio. The Company will not permit the Total Debt to Cash Flow Ratio as at the last day of any fiscal quarter of the Company occurring during any of the periods set forth below to exceed the ratio set forth below opposite such period:

               Period                         Total Debt to Cash Flow Ratio
               ------                         -----------------------------
March 31, 1999 to September 30, 1999                    6.50 to 1

 October 1, 1999 to March 31, 2000                      6.00 to 1

 April 1, 2000 to December 31, 2001                     5.00 to 1

   January 1, 2002 and thereafter                       4.00 to 1

     8.12. Cash Flow to Debt Service Ratio. The Company will not permit the Cash Flow to Debt Service Ratio as at the last day of any fiscal quarter of the Company, beginning with the fiscal quarter ending on March 31, 1999, to be less than 1.25 to 1.

     8.13. Cash Flow to Interest Expense Ratio. The Company will not permit the Cash Flow to Interest Expense Ratio as at the last day of any fiscal quarter of the Company, beginning with the fiscal quarter ending on March 31, 1999, to be less than 2.50 to 1.

     8.13.1. Management Fee Payments. The Company will not, nor will it permit any of its Subsidiaries to, pay any Management Fee except for the following:

          (a) a payment to ECM Partners, L.P. not to exceed $1,000,000 to be made on the Closing Date, and

          (b) additional payments to the extent that:

               (i) such payment (x) is made on or after December 31, 1999, (ii) is made only once a year, and (iii) the amount of each such annual payment does not exceed $600,000; and

               (ii) both immediately prior to making such payment and after giving effect thereto, no Event of Default shall have occurred and be continuing.

     8.14. Holding Company; Subsidiaries; Etc.

     (a) The Company will not at any time own at material Property other than the capital stock of its Subsidiaries. The Company will not at any time conduct any business other than acting as a holding company and other activities ancillary thereto.

     (b) The Company will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Company (other than Subsidiaries that are organized under the laws of a jurisdiction outside of the United States of America (each, a "Foreign Subsidiary")) are "Subsidiary Guarantors" and "Obligors" hereunder and under the other Basic Documents. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any such new Subsidiary, the Company or the respective Subsidiary will (i) cause such new Subsidiary to become a "Subsidiary Guarantor" hereunder and under the other Basic Documents pursuant to a written instrument in form and substance reasonably satisfactory to the Agent, (ii) cause the capital stock of, or other equity interests in, such new Subsidiary to be subject to the Lien of the Security Agreement, (iii) cause such new Subsidiary to take the actions specified in the Security Agreement to perfect the Lien of the Collateral Agent (as that term is defined in the Security Agreement) on the Property of such new Subsidiary, and (iv) cause such new Subsidiary to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is reasonably requested by the Agent.

     Section 9. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          9.0.1. The Company shall: (i) default in the payment of any principal of any Loan or any Reimbursement Obligation when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan, any fee or any other amount payable by it hereunder or under any other Basic Document when due and such default shall continue unremedied for more than three Business Days; or

          9.0.2. The Company or any of its Subsidiaries (the Company and such Subsidiaries herein collectively called the "Relevant Parties") shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $2,500,000 or more, or in the payment when due of any amount under any Interest Rate Protection Agreement for a notional principal amount exceeding $2,500,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

          9.0.3. Any representation, warranty or certification made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          9.0.4. Any Obligor, as applicable, shall default in the performance of any of its obligations under any of Sections 9.01(d), 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.16 or 9.17 hereof; or any
     Obligor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of more than 30 days after written notice thereof to the Company by the Agent or any Lender (through the Agent); or

          9.0.5. Any Relevant Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          9.0.6. Any Relevant Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) take any similar action under the Canadian Bankruptcy and Insolvency Act or the Canadian Companies Creditors Arrangements Act, or
     (vii) take any corporate action to effect of the foregoing; or

          9.0.7. A proceeding or case shall be commenced, without the application or consent of the affected Relevant Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Relevant Party or of all or any substantial part of its Property, or (iii) similar relief in respect of such Relevant Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts (including, without limitation, the Canadian Bankruptcy and Insolvency Act or the Canadian Companies Creditors Arrangements Act), and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of more than 60 days; or an order for relief against any Relevant Party shall be entered in an involuntary case under the Bankruptcy Code; or

          9.0.8. A final judgment or judgments (exclusive of judgment amounts to the extent covered by insurance where the insurer has not denied liability in respect of such judgment) for the payment of money in excess of $5,000,000 in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Relevant Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and such Relevant Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          9.0.9. An event or condition specified in Section 9.01(c) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) that could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect; or

          9.0.10. A reasonable basis shall exist for the assertion against the Company or any of its Subsidiaries, or any predecessor in interest of the Company or any of its Subsidiaries or Affiliates for which the Company or any of its Subsidiaries is liable, of (or there shall have been asserted against the Company or any of its Subsidiaries) an Environmental Claim that is reasonably likely to be determined adversely to the Company or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect (insofar as such amount is payable by the Company or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

          9.0.11. Onex shall cease to have the right (by virtue of its ownership, directly or indirectly, of voting shares of the capital stock of the Company and unfettered (in respect of its control of the board of directors of the Company) by any contractual arrangements) to appoint a majority of the members of the board of directors of the Company and otherwise maintain control of the Company; or

          9.0.12. The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Agent, free and clear of all other Liens, other than Liens permitted under
     Section 9.06 hereof (and, if such invalidity is amenable to cure without, in the sole opinion of the Agent (exercised reasonably), materially disadvantaging the position of the Agent and the Lenders, the Obligors shall have failed to cure such invalidity within 60 days after notice from the Agent to the Company, or such shorter period as shall be prudent under the circumstances) or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (except with respect to any Property that is disposed of by any Obligor in compliance with this Agreement), or the enforceability thereof shall be contested by any Obligor;

THEREUPON: (1) in the case of an Event of Default other than one referred to in paragraph (f) or (g) of this Section 10 with respect to any Obligor, the Agent may and, upon request of the Majority Lenders shall, by notice to the Company declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in paragraph (f) or (g) of this Section 10 with respect to any Obligor, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

     In addition, upon the occurrence and during the continuance of any Event of Default (if the Agent has declared the principal amount then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes to be due and payable), the Obligors agree that they shall, if requested by the Agent or the Majority Lenders through the Agent (and, in the case of any Event of Default referred to in paragraph (f) or (g) of this Section 10 with respect to the Obligors, forthwith, without any demand or the taking of any other action by the Agent or such Lenders) provide cover for the Letter of Credit Liabilities by paying to the Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Agent in the Collateral Account as collateral security in the first instance for the Letter of Credit Liabilities and be subject to withdrawal only as provided in the Security Agreement.

     Section 10. The Agent.

     10.1. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of the other Basic Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.05 and the first sentence of
Section 11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Agent.

     10.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or, if provided herein, in accordance with the instructions given by the Majority Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     10.3. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders or all of the Lenders provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

     10.4. Rights as a Lender. With respect to its Commitments and the Loans made by it, TD (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. TD (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as the Agent, and TD and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     10.5. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of the Company under said Section 12.03) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 12.03 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

     10.6. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Basic Document. The Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or under the Security Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Agent or any of its affiliates.

     10.7. Failure to Act. Except for action expressly required of the Agent hereunder and under the other Basic Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     10.8. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders. The Agent may be removed at any time with or without cause by the Majority Lenders, subject to the approval of the Company. Upon any such resignation or removal, the Majority Lenders shall (subject to the approval of the Company, such approval not to be unreasonably withheld or delayed), have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders (with the Company's consent) and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, that shall be a bank that has an office in New York, New York. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     10.8.1. Consents under Other Basic Documents. Except as otherwise provided in Section 12.04 hereof with respect to this Agreement, the Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Basic Documents, provided that, without the prior consent of each Lender, the Agent shall not (except as provided herein or in the Security Documents, and without limiting the right of the Majority Lenders to modify the provisions of Section 9.05 hereof) release any Collateral or otherwise terminate any Lien under any Basic Document providing for collateral security, or agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Basic Document), except that no such consent shall be required, and the Agent is hereby authorized, to release any Lien covering Property that is the subject of a disposition of Property permitted hereunder or to which the Majority Lenders have consented.

     Section 11. Miscellaneous.

     11.1. Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     11.2. Notices. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy), delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Company, in the case of any Subsidiary Guarantor); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier (with confirmation of receipt) or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

     11.3. Expenses, Etc. The Company agrees to pay or reimburse each of the Lenders and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Mayer, Brown & Platt, special New York counsel to TD) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the Loans hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Agent (including, without limitation, the reasonable fees and expenses of legal counsel to the Agent and one additional counsel to the Lenders) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 12.03; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein; and (d) all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the syndication of the Loans and the Commitments.

     The Company hereby agrees to indemnify the Agent and each Lender and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Agent to any Lender, whether or not the Agent or any Lender is a party thereto, but subject (in the case of fees and expenses of counsel) to the limitations set forth in the immediately preceding paragraph) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

     11.4. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company, the Agent and the Majority Lenders, or by the Company and the Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Agent acting with the consent of the Majority Lenders; provided that: (a) no modification, supplement or waiver shall, unless by an instrument signed by each Lender, or by the Agent acting with the consent of such Lenders: (i) increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the scheduled termination of the Commitments, (ii) extend any date fixed for any regularly scheduled payment of principal of the Loan or any date fixed for any payment of interest on any Loan, any Reimbursement Obligations or any fee hereunder, (iii) reduce the amount of any such regularly scheduled payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the terms of this Section 12.04, or (vi) modify the definition of the term "Majority Lenders"; (b) any modification or supplement of Section 11 hereof shall require the consent of the Agent; (c) any modification or supplement of Section 6 hereof shall require the consent of each Subsidiary Guarantor; and (d) any modification or supplement of Section 2.08 hereof shall require the consent of the Issuer.

     11.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.6. Assignments and Participations.

          11.6.1. No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Agent.

          11.6.2. Each Lender may assign any of its Loans, its Notes, its Commitments and its Letter of Credit Interest (but only with the consent of the Agent, the Issuer and, so long as no Event of Default is continuing, the Company (such consent of the Company not to be unreasonably withheld or delayed)); provided that (i) no such consent by the Agent shall be required in the case of any assignment to another

     Lender; and (ii) any such partial assignment shall be in an amount at least equal to $10,000,000. Upon execution and delivery by the assignee to the Company and the Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitment(s), Loans, and Letters of Credit Interest specified in such instrument, and upon consent thereto by the Agent and (to the extent required above) the Company, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment(s), Loans and Letter of Credit Interest assigned to it (in addition to the Commitment(s), Loans and Letter of Credit Interest, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned. Upon each such assignment the assigning Lender shall pay the Agent an assignment fee of $3,500.

          11.6.3. A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans or Letter of Credit Interest held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Section 9.01(g) hereof with respect to its participation in such Loans, Commitments and Letter of Credit Interest as if (and the Company shall be directly obligated to such Participant under such provisions as if) such Participant were a "Lender" for purposes of said Section 9.01(g), but, except as otherwise provided in Section 4.07(c) hereof, shall not have any other rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under Section 5 hereof in respect of Loans, Commitments and Letter of Credit Interest, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, Commitments and Letter of Credit Interest and as if such Lender were funding each of such Loan, Commitments, and Letter of Credit Interest in the same way that it is funding the portion of such Loan, Commitments and Letter of Credit Interest in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the scheduled termination, of such Lender's related Commitment, (ii) extend any date fixed for any regularly scheduled payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee hereunder payable to the Participant,
     (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) consent to any modification, supplement or waiver hereof or of any of the other Basic Documents to the extent that the same, under Section 11.09 or 12.04 hereof, requires the consent of each Lender.

          11.6.4. In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Lender may (without notice to the Company, the Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its Loans and its Notes to an affiliate. No such assignment shall release the assigning Lender from its obligations hereunder.

          11.6.5. A Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject to such assignee or participant agreeing in writing to be bound by the provisions of Section 12.12 hereof.

          11.6.6. Anything in this Section 12.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

          11.6.7. In connection with any Conversion, a Lender may (at its sole discretion, but subject to giving prior notice thereof to the Agent) transfer a Loan from one Applicable Lending Office to another.

     11.7. Survival. The obligations of the Company under Sections 5.01, 5.05 and 12.03 hereof, the obligations of each Subsidiary Guarantor under Section
6.03 hereof, and the obligations of the Lenders under Section 11.05 hereof, shall survive for one year after the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments.

     11.8. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     11.8.1. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     11.9. Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York without regard to New York conflicts of laws principles. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     11.10. Waiver of Jury Trial. EACH OF THE OBLIGORS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.11. Confidentiality. Each Lender and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any Obligor pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to each Lender or the Agent, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Lender or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or any Lender, (v) in connection with any litigation to which any one or more of the Lenders or the Agent is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees in writing to be bound by this
Section 12.12.

         [The remainder of this page has been left blank intentionally]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                        Company

                                        CLIENTLOGIC HOLDING
                                           CORPORATION


                                        By      /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name: Thomas P. Dea
                                           Title: Secretary

                                        Address for Notices:

                                        699 Hertel Avenue
                                        Buffalo, New York 14207

                                        Attention: Gary Crosby

                                        Telecopier No.: 716-871-6404
                                        Telephone No.: 716-871-6400


                                        Subsidiary Guarantors

                                        LCS INDUSTRIES, INC.


                                        By      /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name:  Thomas P. Dea
                                           Title: Vice President
                                                  Assistant Treasurer
                                                  Assistant Secretary

                                        CATALOG LIQUIDATORS, INC.


                                        By      /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Title: Assistant Treasurer
                                                  Assistant Secretary

                                        LCS CANADA, INC.


                                        By /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name:  Thomas P. Dea
                                           Title: Assistant Treasurer
                                                  Assistant Secretary

                                        CATALOG RESOURCES, INC.


                                        By /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name: Thomas P. Dea
                                           Title: Vice President
                                                  Assistant Treasurer
                                                  Assistant Secretary

                                        SPEC HOLDINGS, INC.


                                        By /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name: Thomas P. Dea
                                           Title: Vice President
                                                  Assistant Treasurer
                                                  Assistant Secretary


                                        THE SPECIALISTS LTD.


                                        By /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name: Thomas P. Dea
                                           Title: Vice President
                                                  Assistant Treasurer
                                                  Assistant Secretary


                                        COMPUTER MARKETING
                                           SYSTEMS INC.


                                        By /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name: Thomas P. Dea
                                           Title: Vice President
                                                  Assistant Treasurer
                                                  Assistant Secretary

                                        CLIENTLOGIC CORPORATION


                                        By /s/ THOMAS P. DEA
                                           -------------------------------------
                                           Name: Thomas P. Dea
                                           Title: Secretary

                                        Agent

                                        TORONTO DOMINION (TEXAS), INC.


                                        By /s/ DIANE BAILEY
                                           -------------------------------------
                                           Name: Diane Bailey
                                           Title: Vice President

                                        Address for Notices:

                                        909 Fannin, Suite 1700
                                        Houston, Texas 77010

                                        Attention:        Kimberly Burleson
                                                          Diane Bailey

                                        Telecopier No.: (713) 951-9921
                                        Telephone No.: (713) 653-8241

                                        Lenders

Tranche 1 Commitment                    TORONTO DOMINION (TEXAS), INC.
--------------------
$7,500,000

Tranche 2 Commitment                    By /s/ DIANE BAILEY
--------------------                       -------------------------------------
$12,500,000                                Name: Diane Bailey
                                           Title: Vice President

                                                                         Lending
                                        Office for all Loans:

                                        909 Fannin, Suite 1700
                                        Houston, Texas 77010

                                        Address for Notices:

                                        909 Fannin, Suite 1700
                                        Houston, Texas 77010

                                        Attention:        Kimberly Burleson
                                                          Diane Bailey

                                        Telecopier No.: (713) 951-9921
                                        Telephone No.: (713) 653-8241

                                        With a copy to:

                                        Toronto Dominion Bank
                                        Toronto Dominion Centre
                                        Toronto, Ontario M5K 1A2
                                        CANADA

                                        Attention:        Michael Collins
                                                          Christian McMillan

                                        Telecopier No.:   (416) 944-5164
                                        Telephone No.:    (416) 982-2118
                                                          (416) 308-2099

Tranche 1 Commitment                    THE BANK OF NOVA SCOTIA
$7,500,000

Tranche 2 Commitment                    By /s/ ERIC M. KNIGHT
--------------------                       -------------------------------------
$12,500,000                                Name: Eric M. Knight
                                           Title: Authorized Signatory

                                                                         Lending
                                        Office for all Loans:

                                        1 Liberty Plaza,
                                        26th Floor,
                                        New York, New York 10006

                                        Address for Notices:

                                        1 Liberty Plaza,
                                        26th Floor,
                                        New York, New York 10006

                                        Attention: Eric Knight

                                        Telecopier No.: 212-225-5270
                                        Telephone No.: 212-225-5229